Exhibit 4.22

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

Between

Mesoblast Limited and Mesoblast International Sàrl

and

Grünenthal GmbH

September 9, 2019

Table of Contents

Article 1 DEFINITIONS	6

Article 2 GOVERNANCE	19

2.1. Joint Steering Committee	19
2.2. Joint Development Team	20
2.3. Working Groups	21
2.4. Membership	22
2.5. Meetings	23
2.6. Decision Making	23
2.7. Committee Authority	23
2.8. Alliance Managers	24
2.9. Day-to-Day Responsibilities	24
2.10. Expert Determination	24

Article 3 RIGHTS AND EXCLUSIVITY	25

3.1. Rights of Grünenthal	25
3.2. Rights of MSB	26
3.3. No Contravention	27
3.4. No Other Rights	27
3.5. Exclusivity of Efforts	27
3.6 [***].	29
3.7. [***]	29
3.8. [***]	29

Article 4 DEVELOPMENT MATTERS	30

4.1. General	30
4.2. MSB Development	30
4.3. Grünenthal Development	31
4.4. Initial Regulatory Meetings and HTA Meetings	31
4.5. Development Plan Updates	32
4.6. Regulatory Meetings Outside the Territory	33
4.7. Protocols and Trials	33
4.8. Development Data, Regulatory Materials and Other Reporting Obligations	33
4.9. Conduct	34
4.10. Development Costs	34
4.11. CMC Step-In Right	34
4.12. Development Step-In Right.	35
4.13. MSB Personnel.	37

Article 5 COMMERCIALIZATION AND MEDICAL AFFAIRS	38

5.1. General	38
5.2. Commercialization Plan	38
5.3. Pricing	38
5.4. Diligence Obligations	39
5.5. Conflicts of Interest	39

5.6. Medical Affairs Activities	39
5.7. Reporting	39
5.8. Commercialization Review Board.	40
5.9. Commercialization Costs	40
5.10. Territorial Considerations	40

Article 6 MANUFACTURE / SUPPLY	41

6.1. Development Supply	41
6.2. Specifications	41
6.3. Regulatory Approvals for Manufacture	41
6.4. Direct Supply From Third Party Manufacturers	41
6.5. Maintenance of Master Cell Banks.	42
6.6. Manufacturing Technology Transfer	42

Article 7 REGULATORY AND RELATED MATTERS	43

7.1. Regulatory Matters	43
7.2. Regulatory Cooperation	44
7.3. Exchange of Data	45
7.4. Audit Rights	45
7.5. Safety Data Exchange Agreement	45

Article 8 PAYMENTS	46

8.1. Fees and Royalty	46
8.2. Payment Method	48
8.3. Taxes	48
8.4. Inspection of Records	49
8.5. Late Payment	51
8.6. Currency Conversion	51
8.7. Acknowledgement	51
8.8. Development Funding	51

Article 9 INTELLECTUAL PROPERTY	52

9.1. Ownership of Inventions	52
9.2. Patent Prosecution	52
9.3. Defense of Third Party Infringement Claims	53
9.4. Enforcement	54
9.5. Regulatory Exclusivity	56
9.6. Patent Marking	56
9.7. Data	56
9.8. Trademarks	56
9.9. Recordal of Licence	56

Article 10 CONFIDENTIALITY	56

10.1. Confidentiality; Exceptions	56
10.2. Authorized Use and Disclosure	57
10.3. Prior Agreements	58
10.4. Scientific Publications	58
10.5. Publicity	59
10.6. Common Interest	59

Article 11 REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.71	60

11.1. Grünenthal Representations and Warranties	60
11.2. MSB’s Warranties	60
11.3. MSB Product Technology Warranties and Covenants	62
11.4. Disclaimer of Warranties	63
11.5. Indemnification	63
11.6. Limitation of Liability	64
11.7. Insurance	65

Article 12 TERM AND TERMINATION	65

12.1. Term	65
12.2. Grünenthal Termination Rights	65
12.3. Termination for Breach	67
12.4. Termination for Patent Challenge	67
12.5. Termination for Insolvency	68
12.6. [***].	68
12.7. General Effects of Expiration or Termination	68
12.8. Additional Effects of Certain Terminations	68
12.9. Termination Press Releases	71
12.10. No Prejudice	71

Article 13 DISPUTE RESOLUTION	71

13.1. Dispute Resolution	71
13.2. Committee Disputes	71
13.3. Other Disputes	72
13.4. Binding Arbitration.	72
13.5. Patent Dispute Resolution	73
13.6. Interim Relief	73

Article 14 MISCELLANEOUS	74

14.1. Governing Law	74
14.2. Assignment	74
14.3. Notices	74
14.4. English Language	75
14.5. Waiver	76
14.6. Severability	76
14.7. Joint and Several Liability	76
14.8. No Third Party Beneficiaries	76
14.9. Entire Agreement/Modification	76
14.10. Relationship of the Parties	76
14.11. Force Majeure	77
14.12. Compliance with Applicable Law; Anti-Corruption; Grünenthal Business Partner Code of Conduct	77
14.13. Further Assurance	78
14.14. Costs	78
14.15. Counterparts	78

CONFIDENTIAL

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made as of September 9, 2019 (the “Effective Date”) by and between, on the one hand, Mesoblast Limited with a place of business at 55 Collins Street, Level 38, Melbourne 3000, Victoria Australia (“Mesoblast Limited”) and Mesoblast International Sàrl, a Swiss societé a responsibilité limitée, with its principal place of business located at Route de Pre-Bois 20, c/o Accounting & Management Service SA, 1217 Meyrin, Switzerland (“Mesoblast Sàrl,” and together with Mesoblast Limited, “MSB”) and, on the other hand, Grünenthal GmbH, with a place of business at Zieglerstraße 6, 52078 Aachen, Germany (“Grünenthal” or “GRT”). MSB and Grünenthal are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

A.Mesoblast Limited or its Affiliates own and control (clinical) data, intellectual property, the right to manufacture and other rights in and to that certain proprietary mesenchymal precursor cell product (including the Product, as defined below).

B.The Parties will collaborate to complete the Development of Product and Grünenthal will obtain the right to Commercialize Product within the Field throughout the Territory (each capitalized term as defined below), all on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Grünenthal and MSB hereby agree as follows:

Article 1

DEFINITIONS

The following capitalized terms have the meanings given in this Article 1 when used in this Agreement:

1.1.“Accounting Standards” means, with respect to a Person, then current generally accepted accounting principles consistently applied by such Person across its operations, including International Financial Reporting Standards (IFRS) and/or German Generally Accepted Accounting Principles.

1.2.“Affiliate” means with respect to a Person, any other Person controlling, controlled by or under common control with such first Person, for so long as such control exists. For purposes of this Section 1.2 only, “control” means (a) direct or indirect ownership of fifty per cent (50%) or more (or, if less than fifty per cent (50%), the maximum ownership interest permitted by Applicable Law) of the stock or shares having the right to vote for the election of directors of such Person, or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3.“Annual Net Sales” means, subject to Section 8.1.5, with respect to a particular Annual Period, aggregate Net Sales of Product during such Annual Period in each country in the Territory.

1.4.“Annual Period” means (a) for the calendar year during which the First Commercial Sale of Product in the Territory occurs, the period commencing on the date of such First Commercial Sale and ending on December 31st of such year (or the date this Agreement is terminated if such termination is effective prior to December 31), (b) for each successive calendar year thereafter during the Term (other than the calendar year in which this Agreement is terminated) the period beginning on January 1st of such year and ending on December 31st of such year, and (c) for the calendar year in which this Agreement is terminated, the period beginning on January 1st of such calendar year and ending on the effective date of the termination of this Agreement.

1.5.“Anti-Corruption Laws” means any and all applicable anti-corruption laws and regulations, including those laws and regulations for combatting bribery of foreign public officials in the United States, Australia, Switzerland and Germany including the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, and the Organization for Economic Co-operation and Development (OECD) Convention, each in its then current version.

1.6.“Applicable Law” means any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority or other governmental authority within any jurisdiction that are applicable to a Party’s activities under this Agreement.

1.7.“Assignee” means any Third Party that is assigned or transferred, or succeeds to, the rights and obligations of a Party under this Agreement.

1.8.“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Düsseldorf, Germany or Melbourne, Australia are authorized or required by law to remain closed.

1.9.“cGxP” means then-current good manufacturing, clinical, pharmacovigilance or laboratory practices and quality system regulations, as applicable, promulgated by any applicable Regulatory Authority.

1.10.“CMC Milestone” means any Milestone Event identified as a “CMC Milestone” in paragraph (b) of Exhibit 8.1.3.

1.11.“CMC Milestone Step-In Date” means, with respect to each CMC Milestone, the date which is [***] after the target date for achieving that CMC Milestone set out in the Development Plan.

1.12.“CMO” means each Third Party contract manufacturer with whom MSB or Grünenthal may from time to time enter into an agreement for the Manufacture of the Product for the Territory. As of the Effective Date, CMO shall mean those entities listed in Exhibit 1.12.

1.13.“COGS” means, with respect to any Product Manufactured by or on behalf of a Party, the [***] cost of that Party incurred in the Manufacture of the relevant Product ready for delivery at the relevant delivery location as calculated in accordance with that Party’s internal accounting policies in a manner consistent with Accounting Standards and the methodology employed by that Party for other products applied on a consistent basis, [***].

1.14.“Commercialization” means, with respect to a cellular therapy product (including the Product), any and all processes and activities conducted to establish and maintain sales for such product, including obtaining and maintaining Pricing Approvals, market access activities, coding and patient access, offering for sale, detailing, selling (including launching), marketing (including pre-launch and launch, as well as advertising activities), promoting, storing, transporting, distributing, and importing such product, but shall exclude Development and Manufacture of such product. For clarity, Commercialization includes activities traditionally conducted by sales representatives (including field sales, institutional sales, pharmacy/trade sales and managed care sales representatives) and other individuals having similar functions. “Commercialize”, “Commercialized” and “Commercializing” shall have their correlative meanings.

1.15.“Commercially Reasonable Efforts” means, with respect to a Person, [***] and other relevant factors applicable to the pharmaceutical/biotech industry. As appropriate consistent with the foregoing, Commercially Reasonable Efforts shall require the applicable Party to: [***]. When determining its Commercially Reasonable Efforts, neither Party [***].

1.16.“Competing Product” means any similar [***] product intended for use within the Field, other than the Product.

1.17.“Control” means, with respect to any particular Know-How or a particular Patent, possession by the Party granting the applicable right, license, access or release to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Know-How or Patent the right, license, access or release, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any violation of the terms of any written agreement with any Third Party existing at the time such disclosure is first made or such right, license, access or release first comes into effect hereunder. “Controlled” and “Controlling” have their correlative meanings. Notwithstanding anything to the contrary in this Agreement, in the event that a Third Party merges or consolidates with or acquires a Party or an Affiliate of a Party, or a Party or an Affiliate of a Party transfers to a Third Party all or substantially all of its assets to which this Agreement relates (such Third Party and its Affiliates immediately prior to such merger, consolidation or transfer (the “Acquisition Transaction”), collectively, the “Acquiring Entities”), the following shall not be deemed to be Controlled by such Party or its Affiliates for purposes of this Agreement: (a) any subject matter controlled (whether by ownership, license or otherwise) by any Acquiring Entity immediately prior to the effective date of such Acquisition Transaction, and (b) any subject matter independently developed or acquired by or on behalf of any Acquiring Entity after an Acquisition Transaction, without accessing or practicing subject matter within the Product Technology or any other technology or information made available to such Party by the other Party under this Agreement.

1.18.“CTA” means the application for a clinical trial authorization as required from the competent Regulatory Authority for the performance of clinical trials as regards investigational medicinal products.

1.19.“CTA Approval” means any Regulatory Approval necessary for the initiation of recruitment at clinical trial sites (including those required from any Regulatory Authority, EC, IRB or additional relevant committee) or any import certificate necessary for the import of the investigational medicinal product to which a clinical trial relates;

1.20.“Data” means any and all data of any kind including, preclinical data, non-clinical data, pharmacology data, biological, pharmaceutical and quality related data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety data and other electronic databases), analytical, process and quality assurance/control data and stability data, in each case together with supporting data.

1.21.“Data Package” means a copy of the Biologics License Application (as provided for in 42 U.S.C. § 262 and 21 C.F.R. Part 601) or equivalent (“BLA”) submitted to the FDA for the Product within the Field in electronic format.

1.22.“Debarred Entity” means a Person (other than an individual) that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Authority pursuant to a comparable statute, from submitting or assisting in the submission of any application for any abbreviated or other drug application/registration or generation or preparation of any data with respect thereto, or any affiliate of such Person.

1.23.“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Authority pursuant to a comparable statute, from providing services in any capacity (including generation or preparation of data) to a Person that has an approved or pending drug application/registration.

1.24.“Development” means, with respect to a cellular therapy product (including the Product), any and all processes and activities, including research, development (non-clinical and clinical) and regulatory affairs activities and interface conducted to obtain, maintain or expand Regulatory Approvals for such product, including preclinical testing, test method development and stability testing, toxicology, formulation, process development, quality assurance/control development, statistical analysis, clinical trials, quality of life assessments, pharmacoeconomics, health outcomes, post-marketing studies, patient registries, label expansion studies, and further activities relating to development or preparation of such product for Commercialization. “Develop”, “Developed” and “Developing” have their correlative meanings.

1.25.“Development Milestone” means any Milestone Event identified as a “Development Milestone” in paragraph (a) of Exhibit 8.1.3, but excluding the [***].

1.26.“Development Milestone Step-In Date” means, with respect to each Development Milestone, the date which is [***] after the target date for achieving that Development Milestone set out in the Development Plan.

1.27.“Development Plan” means the plan for the Development of Product within the Field for the Territory ([***]) as agreed by the Parties as at the Effective Date and referencing this Agreement, as amended from time to time in accordance with the terms of this Agreement.

1.28.“Dollar” means a United States dollar, and “$” shall be interpreted accordingly.

1.29.“Dossier” means the complete regulatory dossier or any preliminary versions thereof, in common electronic technical document (“eCTD”) format, containing a core set of Product information submitted in the U.S.A. as part of the BLA for the Product including quality and clinical data.

1.30.“EMA” means the European Medicines Agency, or any successor agency(ies) thereto.

1.31.“Euro” means the single currency of participating member states of the European Union, and “€” shall be interpreted accordingly.

1.32.“Ex-Field Product” means any [***] product (or combination product incorporating a [***] product) Developed or Commercialized during the Term by or under authority of MSB or its Affiliates for applications outside of the Field (as shown by its Development or labeling); provided, however, that an Ex-Field Product excludes any Competing Product in the Territory.

1.33.“FDA” means the United States Food and Drug Administration, or any successor agency(ies) thereto.

1.34.“Field” means treatment of discogenic chronic back pain, disc degeneration and/or functional disability, in each case by local delivery into or close to the intervertebral disc space in humans.

1.35.“First Commercial Sale” means, with respect to a country in the Territory, the first sale for use or application by an end user of the Product with a patient after Marketing Approval and Pricing Approval in such country, but excluding sales of Product (a) for clinical study purposes, (b) for compassionate, named patient or similar purposes and (c) to private payers.

1.36.“First Phase III Clinical Trial” means that certain clinical trial program for the Product ongoing as of the Effective Date entitled, “A Prospective, Multicenter, Randomized, Double-blind, Placebo-Controlled Study to Evaluate the Efficacy and Safety of a Single Injection of rexlemestrocel-L alone or Combined with Hyaluronic Acid (HA) in Subjects with Chronic Low back pain” conducted pursuant to the clinical trial protocol therefor, as may be required to be modified by the relevant institution review board (“IRB”), ethics committee (“EC”) or Regulatory Authority.

1.37.“First Phase III Milestone” means the Milestone Event identified as the “First Phase III Milestone” in paragraph (a) of Exhibit 8.1.3.

1.38.“Gross Margin” means, with respect to Product sold in any country in Europe in any Quarter, (a) Net Sales of such Product minus COGS of such Product (calculated by considering a central warehouse of Grünenthal or one of its Affiliates in Europe as the delivery location) divided by (b) Net Sales of such Product (expressed as a percentage).

1.39.“GRT Improvement Patent” means any GRT Sole Patent that claims or discloses a GRT Sole Invention [***].

1.40.“GRT Know-How” means any Know-How that (a) is generated by or on behalf of the Grünenthal or its Affiliates from the activities conducted hereunder or (b) is used by or on behalf of Grünenthal or its Affiliates in the course of such activities.

1.41.“GRT Patents” means the GRT Sole Patents and Grünenthal’s interest in the Joint Patents.

1.42.“Grünenthal Business Partner Code of Conduct” means the principles and requirements stipulated in Exhibit 14.12.3, as may be amended by Grünenthal from time to time.

1.43.“ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, or any successor association(s) thereto.

1.44.“Key Person” means any employee, director or consultant of MSB identified as key personnel in Exhibit 4.13.1 and any replacement to any such individual appointed in accordance with Section 4.13.3.

1.45.“Know-How” means any and all information and materials comprising (a) ideas, discoveries, inventions (whether or not patentable), patent disclosures, improvements or trade secrets, (b) Data, (c) databases, practices, methods (including analytical methods), techniques, processes (including manufacturing and production process), specifications, formulations, formulae or knowledge, or (d) research materials, reagents or compositions of matter.

1.46.“Knowledge” means, with respect to a Party, the actual knowledge of the Party. For clarity, any representation or warranty to a Party’s Knowledge regarding any Patents (including the non-existence or non-infringement thereof) shall not imply an obligation for such Party to conduct, or be construed that such Party has conducted, a search for Patents or other freedom to operate analysis.

1.47.“MAA” (Marketing Approval Application) means an application (including a BLA) or submission for Marketing Approval filed with a Regulatory Authority to obtain marketing clearance or approval for a cellular therapy product (including the Product) in the applicable jurisdiction.

1.48.“Major European Market” means each of Germany, France and the United Kingdom.

1.49.“Manufacture” means, with respect to any cellular therapy product (including the Product) or any component of any such product, any and all processes and activities conducted for the manufacture, production or processing of such product including the active biological ingredient(s) therein, including activities performed in support of CMC (chemistry, manufacturing and controls), formulating active biologic ingredients into the final dosage form for incorporation into such product, packaging, physical and regulatory labeling and other finishing activities, quality control testing and quality assurance, in each case with respect to such product, and further including the storing and processing of data related to the foregoing activities. For clarity, Manufacturing shall include the manufacture of preclinical, non-clinical, engineering, validation, clinical and commercial batches of such Product. “Manufacturing” and “Manufactured” have correlative meanings.

1.50.“Manufacturing Technology Transfer Plan” means the plan prepared by the MWG and approved by the JSC [***] for the Manufacture of the Product from MSB or its CMO to a Third Party Manufacturer designated by Grünenthal.

1.51. “Marketing Approval” means, with respect to a cellular therapy product (including the Product) in a particular jurisdiction, approval (whether accelerated, conditional or unconditional, including supplements, amendments, variations and pre-post-approvals) or other permission (excluding Pricing Approvals) by the applicable Regulatory Authorities sufficient to initiate marketing and sales of such product in such jurisdiction.

1.52.“Medical Affairs Activities” means devising, planning and executing medical affairs strategies and activities, including articulation of scientific and clinical value, data generation (including generation of real world evidence), publication strategy, medical education activities, congress activities, defining medical and science liaison (“MSL”) deployment strategies and scientific story flows, conducting other activities traditionally conducted by MSLs, health economics and outcomes researchers and other individuals having similar functions, including gathering and maintaining user feedback, medical and pharmacovigilance information and establishing and maintaining one or more call centers in connection therewith, and developing and maintaining partnerships with key opinion leaders.

1.53.“MPCs” (mesenchymal precursor cells) means a population of cells that [***].

1.54.“MSB [***] Product” means that certain formulation of mesenchymal stem cells known as [***] for the treatment of [***];

1.55.“MSB Improvements” means any and all improvements, modifications or enhancements of Product, any component of Product, or the use, Manufacture, delivery, or formulation of Product Controlled by MSB. For clarity, Know-How comprising and Patents claiming MSB Improvements shall be included within Product Technology.

1.56.“MSB Loan Agreement” means the loan and security agreement between [***], as amended from time to time.

1.57.“MSB MPC Platform” means MSB’s and/or its Affiliates’ proprietary regenerative medicine platform comprising the use of a population of cells [***].

1.58.“Net Sales” means gross amounts invoiced by Grünenthal, its Affiliates or any Third Party sublicensee acting under the authority of Grünenthal (each, a “Selling Party”) for sales of Product (in final labeled and packaged form, together with any component, agent, delivery device, or dispensing device required by the applicable Marketing Approval) less the following: [***] in each case as determined from books and records of the Selling Party maintained in accordance with Accounting Standards. Sales of Product between or among any Selling Parties shall be excluded from the computation of Net Sales except where such sales are solely intended for end use by that Selling Party who is purchasing, but Net Sales shall include the subsequent final sales to Third Party customers by a Selling Party. If a sale, transfer or other disposition with respect to Product involves consideration other than cash or is not at arm’s length then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value that would have been invoiced by the Selling Party, which generally will mean the Selling Party’s average sales price in the relevant country for the Relevant Period. Any amount described in clauses (a) through (e), inclusive, shall only be deducted once regardless of whether such amount is described in more than one (1) clause under this Section 1.58.

All of the foregoing shall be calculated in accordance with the local Accounting Standards. With respect to each Annual Period for which Net Sales are calculated, there shall be included appropriate accruals for all of the items listed in clauses (a) through (e) of the immediately preceding paragraph, calculated in accordance with the Accounting Standards, as increased or decreased (as applicable) by the difference between actuals and accruals for all such items in the prior Annual Period. A sale of a Product is deemed to occur in accordance with the Accounting Standards.

1.59.“Non-Product-Specific Patent” means any Product Patent that is not a Product-Specific Patent.

1.60.“Other MSB MPC [***] Product” means a [***].

1.61.“Other MSB [***] Product” means a [***].

1.62.“Patent” means any of the following, whether existing now or in the future -14- anywhere in the Territory: (a) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal, supplemental protection certificates, any counterparts claiming priority therefrom, or any like governmental grant for protection of inventions, and any patents resulting from any post-grant proceeding involving any of the foregoing; and (b) any pending patent application (or application for any of the foregoing), including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional applications.

1.63.“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.64.“Pricing Approval” means the approval, agreement, or determination by the competent (quasi-) governmental authority (including national health technology assessment bodies (“HTA”)) establishing the commercial reimbursed price for the Product for the applicable country(ies) within the Territory for the complete patient population in line with the inclusion criteria of the First Phase III Clinical Trial, the Second Phase III Clinical Trial and, if applicable, the Third Phase III Clinical Trial.

1.65.“Product” means that certain formulation of rexlemestrocel-L (USAN), known as MPC-06-ID (“MPC-06-ID”), in all presentations, together with such modifications, or lifecycle updates and label extensions to such formulation as may be Developed under this Agreement [***].

1.66.“Product Asset” means (i) any Product-Specific Patent in the Territory and (ii) any other intellectual property right, material (including donor cell banks), information, data or other asset owned or Controlled by MSB or any of its Affiliates and necessary for or used primarily in the Development of the Product for the Field for the Territory.

1.67.“Product Know-How” means any and all Know-How Controlled by MSB or its Affiliates during the Term that is necessary or useful for the Development, Manufacture or Commercialization of, or conduct of Medical Affairs Activities for, Product (including, for the avoidance of doubt, [***] within the Field for the Territory in accordance with this Agreement. For clarity, Product Know-How shall include Know-How comprising (a) MSB Sole Inventions, (b) MSB’s interest in Joint Inventions and (c) MSB Improvements.

1.68.“Product Patents” means any and all Patents in the Territory Controlled by MSB or its Affiliates during the Term claiming [***]

As at the Effective Date, the Product Patents are as set out at Exhibit 1.68 and Exhibit 1.70, and MSB will periodically (and, in any event, at least once every six (6) months) update the lists to reflect changes thereto during the Term.

1.69.“Product Technology” means Product Patents and Product Know-How.

1.70.“Product-Specific Patent” means any Product Patent that (a) is listed on Exhibit 1.70, (b) is created (via claim amendments, continuing application or otherwise) pursuant to Section 9.2.4 or (c) contains only Product-Specific Claims. “Product-Specific Claim” means any claim within a Patent with only one or more of the following within its scope and no other material subject matter: [***]. A list of Product-Specific Patents is set out at Exhibit 1.70, and MSB will periodically (and, in any event, at least once every six (6) months) update the list to reflect updates thereto during the Term; provided, however, that MSB shall not remove any Patents from the list, unless and until such Patent has expired.

1.71.“Prosecution and Maintenance” means, with respect to a Patent, (a) the preparing, filing, prosecuting and maintenance of such Patent (including conducting all correspondence and interactions with any government office or court having jurisdiction over the same), including the right to apply for Patents pursuant to The Agreement on Trade-Related Aspects of Intellectual Property Rights or pursuant to any other convention, treaty, agreement or understanding and (b) seeking, conducting or defending re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, inter partes reviews, post-grant reviews, the defense of oppositions and other similar proceedings with respect to the particular Patent (whether before or after issuance); and “Prosecute and Maintain” and “Prosecuting and Maintaining” have their correlative meanings.

1.72.“Quarter” means a three (3) month period of each calendar year ending on March 31, June 30, September 30 or December 31, as applicable. “Quarterly” has a correlative meaning.

1.73.“Regulatory Approval” means, with respect to a [***] product (including the Product) in a particular jurisdiction, any Marketing Approval, Pricing Approval and all clearances, approvals, licenses, registrations or authorizations necessary for the Development, Manufacture and Commercialization of such product in such jurisdiction, including any tissue bank licenses for the Manufacture of such product by the competent Regulatory Authority. Regulatory Approvals include approvals (or other clearance) of applications or submissions filed with or submitted to any Regulatory Authority necessary to initiate or conduct any clinical trial in conformance with the requirements of such Regulatory Authority, but exclude any Pricing Approvals that are not required to be obtained prior to selling Product.

1.74.“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Manufacture or Commercialization or other use or exploitation (including the granting of Regulatory Approvals) of Product in any jurisdiction, including (a) the EMA, ANVISA and Cofepris and (b) any relevant HTA in the Territory.

1.75.“Regulatory Materials” means regulatory applications (including MAAs), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority (including minutes of meeting with any Regulatory Authority) that are necessary or relate to the Development, Manufacture or Commercialization of, or conduct of the Medical Affairs Activities for, Product within the Field for the Territory.

1.76.“Reimbursement Net Price” means the [***] (the “Net Price Determination Date”).

1.77.“Relevant Period” means a six (6) month period of each calendar year ending on June 30 or December 31, as applicable.

1.78.“Royalty Period” means: [***].

1.79.“Royalty Start Date” means [***].

1.80.“Second Phase III Clinical Trial” means the second phase 3 clinical trial program for the Product for purposes of supporting Marketing Approval by the EMA within the Field and Pricing Approval in the Territory within the Field, conducted pursuant to a clinical trial protocol consistent with and including [***].

1.81.“Specifications” means, with respect to the Product, those written specifications for the Product appended at Exhibit 1.81, as may be amended as set forth herein.

1.82.“Tax” or “Taxes” means any and all taxes, duties, imposts, charges, withholdings, rates, levies and other governmental impositions and other taxes of any kind whatsoever imposed, assessed or charged.

1.83.“Taxing Authority” means any governmental authority responsible for the imposition, assessment or collection of any Tax.

1.84.“Territory” means (a) Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, French Guiana, Guatemala, Guyana, Haiti, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Suriname, Uruguay and Venezuela (including in each case, any and all territories thereof, individually and collectively, “Latin America”); (b) Aruba, Anguilla, Antigua and Barbuda, Barbados, Bermuda, British Virgin Islands, Cayman Islands, Co-operative Republic of Guyana, Collectivity of Saint Martin, Commonwealth of the Bahamas, Commonwealth of Dominica, Curaçao, Dominican Republic, Federation of Saint Christopher and Nevis (Saint Kitts and Nevis), Grenada, Guadeloupe, Jamaica, Martinique, Montserrat, Republic of Suriname, Republic of Trinidad and Tobago, Saint Barthelemy, Saint Lucia, Sint Maarten, Saint Martin, Saint Vincent and the Grenadines and Turks and Caicos Islands (including in each case, any and all territories thereof, individually and collectively, the “Caribbean”) and (c) the member states of the European Union, the member states of the European Economic Area, the United Kingdom and Switzerland (including in each case, any and all territories thereof, individually and collectively, “Europe”). For avoidance of doubt, a country will be considered a part of Europe even if it ceases to be a member state of the European Union or the European Economic Area during the Term.

1.85.“Third Party” means any Person other than MSB, Grünenthal or their respective Affiliates.

1.86.“Third Party Competitive Product” means any Competing Product sold by a [***].

1.87.“Third Party Manufacturer” means any CMO and any other Third Party that (i) Manufactures the Product (in whole or in part), (ii) Manufactures any materials used in the Manufacture of the Product or (iii) supplies materials used in the Manufacture of the Product.

1.88.“TPP” means the target product profile set out at Exhibit 1.88, as may be amended in accordance with Section 14.9.

1.89.“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership in or available in the Territory, including registrations and applications therefor as well as any unregistered rights therein and the goodwill and activities associated with each of the foregoing.

1.90.“Valid Claim” means in relation to a Product-Specific Patent in the Territory, [***].

1.91.“Xeno-Free Product” means any formulation of the Product that is [***].

1.92.Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Defined Term	Section	Defined Term	Section

Acquiring Entities	1.17	Europe	1.84
[***] Intent Notice	3.8.2	Fair Economic Terms	3.2.3
[***] Period	3.8.3	Funding Evidence Request	8.8.2
[***] Transaction	1.17	Funding Intent	8.8.1
Actual Supply Price	Exhibit 6.4.1	Funding-to-Date Amount	8.8.2
Additional LE/LCM Activities	4.5.3	Gain Share Price	Exhibit 6.4.1
Adequate Funding Dispute	8.8.3	GRT	Preamble
AFD Expert	Exhibit 2.10	GRT Sole Inventions	9.1
AFD Proposal	Exhibit 2.10	GRT Sole Patents	9.1
Agreement	Preamble	Grünenthal	Preamble
Alliance Manager	2.8	Grünenthal Indemnitees	11.5.1
BLA	1.21	Grünenthal Intent Notice	3.7.2
Caribbean	1.84	Grünenthal Rights	3.1.1(a)
CCDS	7.1.3(a)	Guaranteed Supply Price	Exhibit 6.4.1
Challenge	12.4	[***] Period	3.6.1
CMC	4.2.3	HTA	1.64
CMC Step-In Notice	4.11.3	HTA Meeting	4.4(b)
CMC Step-In Right	4.11.1	ICC Rules	13.4.2
CMC Step-In Trigger	4.11.1	ICD Expert	Exhibit 2.10
Co-Chair	2.4	ICD Proposal	Exhibit 2.10
Commercialization Plan	5.2	Improvement Compensation
Committee	2.4	Dispute	3.2.3
Competing Activities	3.5.1	IMS	8.1.7(c)
Confidential Information	10.1	Indemnify	11.5.1
Control Affiliate	3.5.2(a)	Initial Regulatory Meeting	4.4
Control Transaction	3.5.2(a)	IRB	1.36
Controlled Party	3.5.2(a)	JDT	2.2.1
CRB	5.8	Joint Inventions	9.1
Defending Party	9.3	Joint Patents	9.1
Development Step-In Notice	4.12.3	JSC	2.1.1
Development Step-In Right	4.12.1	Latin America	1.84
Development Step-In Trigger	4.12.1	LIBOR	8.5
Direct Supply Agreement	6.4	Lonza	Exhibit 6.4.1
Discounts	5.5	Losses	11.5.1
Dispute	13.1	Manufacturing Change	Exhibit 6.4.1
Divest	3.5.2(c)	Marking Date	Exhibit 6.4.1
Divestiture	3.5.2(c)	Mesoblast Limited	Preamble
EC	1.36	Mesoblast Sàrl	Preamble
eCTD	1.29	MD Proposal	Exhibit 2.10
Effective Date	Preamble	Milestone Dispute	2.10
Enforcement Action	9.4.2	Milestone Event	8.1.3
Enforcing Party	9.4.4	Milestone Payment	8.1.3

Defined Term	Section	Defined Term	Section

Milestones-to-Date Amount	8.8.2	Subject Affiliate	3.5.2(b)
MD Expert	Exhibit 2.10	Subject Party	3.5.2(b)
MD Proposal	Exhibit 2.10	Subject Transaction	3.5.2(b)
MPC-06-ID	1.65	Supply Price Offset	Exhibit 6.4.1
MSB	Preamble	Term	12.1
MSB Indemnitees	11.5.2	Third Party Claim	11.5.1
MSB Insolvency Event	12.5.2	Third Party MSB [***]	3.6.1
MSB Rights	3.2.1	Third Party [***] Transaction	3.7.4
MSB Sole Inventions	9.1	Third Party Project Technology
MSB Sole Patents	9.1	Agreements	11.3.1
MSB/GRT [***]	3.6.1	Third Party [***] Agreement	3.8.4
MSB/GRT [***]	3.7.3	Third Phase III Clinical Trial	4.2.3
MWG	2.3.1	Treatment	Exhibit 6.4.1
Net Price Determination Date	1.76	Working Group	2.3
Other Dispute	13.3
Other MSB [***]
Notice	3.7.1
[***]Period	3.7.3
Party, or Parties	Preamble
Paying Party	12.3.2
Prior Understandings	10.3
Process Improvement	6.4.2
[***] Notice	3.8.1
Product Marks	9.8
Product-Specific Claim	1.70
Receiving Party	12.3.2
Regulatory Manufacturing Change	Exhibit 6.4.1
Reminder Notice	12.3.2
Royalty	8.1.4
Royalty Tier 1	Exhibit 8.1.4
Royalty Tier 2	Exhibit 8.1.4
Royalty Tier 3	Exhibit 8.1.4
Royalty Tier 4	Exhibit 8.1.4
[***]Agreement	3.8.3
SAMAWG	2.3.2
SDE Agreement	7.5
Selling Party	1.58
Senior Executive	2.6
Signature Fee	8.1.1
SOWG	2.3.3

1.93.Interpretation. The captions and headings to this Agreement are for convenience only and are of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless expressly determined otherwise, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or a Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with Accounting Standards and any particular cost or expense shall be accounted for only once; and (j) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party.

1.94.Conflicts. If there is any conflict or inconsistency between (a) any terms of this Agreement and (b) any terms of the SDE Agreement, unless expressly stated otherwise the terms of this Agreement shall take precedence, provided that the terms of the SDE Agreement shall take precedence in relation to any drug safety or pharmacovigilance matter relating to the Product supplied hereunder.

Article 2

GOVERNANCE

2.1.Joint Steering Committee.

2.1.1Establishment. Promptly after the Effective Date, Grünenthal and MSB shall establish a joint steering committee (the “JSC”) to oversee the following activities of each Party under this Agreement: (i) the Development of Product, (ii) the clinical Manufacture of Product and (iii) such other activities as are described in Section 2.1.2, in each case within the Field for the Territory and as described below.

2.1.2Responsibilities. The JSC shall be responsible for:

(a)Providing high-level strategic direction to and coordinating the Parties’ respective activities with respect to matters pertaining to (i) the Development and Manufacture for Product within the Field for the Territory, and (ii) the filing for, obtaining and maintaining of Regulatory Approvals for Product within the Field for the Territory;

(b)Performing such other duties as are specifically assigned to the JSC in this Agreement; and

(c)Resolve any disputes that arise in the JDT.

2.2.Joint Development Team.

2.2.1Establishment. Promptly after the Effective Date, Grünenthal and MSB shall establish a joint development team (the “JDT”) to oversee, review and coordinate the following activities of each Party under this Agreement: (i) the Development of Product, (ii) the clinical Manufacture of Product and (iii) such other activities as are described in Section 2.2.2, in each case within the Field for the Territory and as described below.

2.2.2Responsibilities. The JDT shall be responsible for:

(a)Overseeing day-to-day direction of and coordinating the Parties’ respective activities with respect to matters pertaining to (i) the Development and Manufacture for Product within the Field for the Territory, and (ii) the filing for, obtaining and maintaining of Regulatory Approvals for Product within the Field for the Territory;

(b)Reviewing and approving the Development Plan and Development scenarios (including the study design, protocols and CTA for each (pre-)clinical trial to be conducted by either Party pursuant to the Development Plan), progress of the Development Plan as well as modification or addition of work packages being required, and any modifications or amendments thereto in accordance with this Agreement;

(c)Reviewing and monitoring (i) the Development of Product, each Party’s activities under the Development Plan and the progress thereof and (ii) the Manufacture of Product;

(d)Reviewing and approving the Manufacturing Technology Transfer Plan;

(e)Reviewing and approving certain regulatory matters as provided in Article 7 of the Agreement;

(f)Reviewing pharmacovigilance and drug safety matters as provided in the SDE Agreement;

(g)Reviewing and auditing the performance, processes and quality in connection with the supply of Product by MSB or its Third Party Manufacturers hereunder;

(h)Facilitating the transfer and exchange of Know-How (including pursuant to the Manufacturing Technology Transfer Plan) and Regulatory Materials as provided herein (including establishing appropriate procedures therefor);

(i)Overseeing and advising the Working Groups (as defined below) and approving their charters;

(j)Resolving any disputes that arise under the Working Groups;

(k)Reviewing and determining whether to approve any request made by MSB to alter any of the dates set out in Exhibit 8.1.3 which determine the earliest date on which any Milestone Payment can be made;

(l)Performing such other duties as are specifically assigned to the JDT in this Agreement; and

(m)Resolving any dispute between the Parties as to whether any Development activity is the responsibility of MSB or Grünenthal (having regard to the allocation of responsibility in Section 4).

2.3.Working Groups. The JDT may, from time to time, establish working groups, including the working groups described in this Section 2.3 (each, a “Working Group”) to perform certain duties of the JDT as expressly delegated by the JDT to such Working Group. Each such Working Group shall report into and be subordinate to the JDT. Accordingly, each Working Group shall keep the JDT regularly and timely informed of the activities that it is tasked with overseeing or otherwise carrying out, both through in-person and written reporting as reasonably necessary for the JSC to fulfill its responsibilities with respect to such activities and Product within the Field.

2.3.1Promptly after the establishment of the JDT, the JDT shall establish a Manufacturing working group (the “MWG”) to (a) except as otherwise expressly provided herein, approve all Third Party Manufacturers engaged by MSB with respect to clinical supply of Product after the Effective Date, (b) review the facilities at which the Manufacture of Product will be or is conducted for supply hereunder to ensure such facilities meet all applicable cGxP (including associated quality systems) and other Applicable Laws, (c) review and audit the quality of the Product supplied hereunder to ensure Product meets the Specifications (including as may be set forth in any Regulatory Materials), (d) review and monitor MSB’s conduct of and progress under the PIII and CMC Non-Clinical Development Plan, (e) review any modification or updates to the PIII and CMC Non-Clinical Development Plan, (f) review any changes to the Specifications of Product supplied hereunder (g) at the request of Grünenthal referencing this Section 2.3.1(g) and specifying the applicable Third Party Manufacturer to which the transfer will be made, prepare and submit a draft of the Manufacturing Technology Transfer Plan for review and approval by the JDT, (h) oversee the implementation of Manufacturing Technology Transfer Plan, (i) review proposals for Development activities referred to it by either Party in accordance with Exhibit 6.4.1, and (j) conduct such other activities as specifically assigned by the JDT to such Working Group hereunder.

2.3.2Promptly after the establishment of the JDT, the JDT shall establish a scientific advice and market access working group (the “SAMAWG”) to (a) conduct regulatory affairs, scientific advice and HTA-related activities with respect to the Product in the Field in the Territory, including determining regulatory strategy and preparing for agency meetings, (b) reviewing and aligning on regulatory interaction strategies with respect to the Product in the Field in the Territory, (c) preparing, reviewing and approving briefing books for scientific advice meetings and resubmission meetings with Regulatory Authorities and HTAs in the Territory in relation to the Product in the Field, (d) reviewing and defining the market access requirements for the Product in the Field in the Territory, including HTA requirements, definition of target patient populations and other market access related requirements, and (e) conducting such other activities as specifically assigned by the JDT to such Working Group hereunder.

2.3.3Promptly after establishment of the JSC, the JSC shall establish a safety oversight working group (the “SOWG”) to plan, promote, analyze, and oversee safety-related elements of the Development activities to be conducted under this Agreement and to implement, and oversee compliance with, pharmacovigilance procedures relating to the Product in the Field.

2.3.4The JDT may decide to establish a submission Working Group with key functional representatives from both Parties in order to ensure proper cooperation in relation to preparation of filings for Marketing Approvals (including MAAs) for the Product in the Field in the Territory.

2.3.5The JSC may decide to establish a rapid response team consisting of key representatives from both Parties with scientific and regulatory expertise related to Marketing Approvals with responsibility for promptly responding to questions from Regulatory Authorities raised during the application and filing process for Marketing Approvals (including MAAs).

2.4.Membership. The JSC, JDT and each Working Group created by the JDT pursuant to Section 2.3 (each a “Committee”) shall consist of an equal number of representatives from each of MSB and Grünenthal, and unless otherwise agreed on such number, with respect to the JSC and JDT, [***]. Each Party shall ensure that its representatives of any committee shall be of suitable seniority, have suitable experience and have appropriate authority having regard to the activities and responsibilities of the relevant committee.Either Party may replace its respective representative(s) to any Committee at any time with prior notice to the other Party, provided that such replacement is of comparable authority and scope of responsibility within that Party’s organization as the individual he or she is replacing, but may represent a different discipline (e.g., clinical vs. manufacturing). Unless otherwise agreed by the Parties, [***]. Without limiting the foregoing, each Party shall appoint one of its representatives to the JSC to co-chair the meetings of the JSC (each, a “Co-Chair”). The Co-Chairs, working together, shall (a) coordinate and prepare the agenda (which agenda shall include all matters requested by a JSC representative from either Party) and ensure the orderly conduct of the JSC’s meetings, (b) each attend (subject to the below) each meeting of the JSC, and (c) alternating between the Co-Chairs, prepare and issue minutes of each meeting within ten (10) Business Days thereafter accurately reflecting the discussions and decisions of the JSC at such meeting. Such minutes from each JSC meeting shall be finalized only when the Co-Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing, which each Party shall endeavor to complete within [***] of the issuance thereof. The Co-Chairs shall solicit agenda items from the other JSC representatives and provide an agenda along with appropriate information for such agenda reasonably but not less than [***]) in advance (to the extent possible) of any meeting. The Parties agree that unless the Co-Chair from each Party agrees otherwise, at each meeting of the JSC, the JSC shall review the progress of the activities, if any, under the Development Plan (until completed). In the event the Co-Chair or another representative of the JSC from either Party is unable to attend or participate in any meeting of the JSC, the Party who appointed such Co-Chair or representative may appoint a substitute Co-Chair or other representative for the meeting.

2.5.Meetings. Each Committee shall hold meetings (either in person or by teleconference) at such times and places as the Parties may mutually agree as necessary for such Committee to conduct its responsibilities, provided that, unless the Parties otherwise agree, the JSC shall meet at [***] until such time as all Development and Manufacturing activities to be conducted under this Agreement are complete. Each Party shall bear its own costs associated with attending such meetings. As appropriate, a reasonable number of other employees or consultants of a Party or its Affiliate may attend Committee meetings as nonvoting observers, but no Third Party personnel may attend unless expressly agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed). Each Party may also call for special meetings to address matters requiring prompt attention with at least [***] (or such shorter period as necessary to address exigent or other time-critical matters) to resolve particular matters identified by such Party in such notice.

2.6.Decision Making.

2.6.1Decisions of each Committee shall be made by consensus, with each Party having one (1) vote. Each Party shall work in good faith to reach consensus on matters and act in the general spirit of cooperation (taking into consideration the scope of such Committee’s authority and the principles set forth in Section 2.7.2) and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of a Committee hereunder. In the event a Working Group fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party, such matter shall be referred to the JSC for resolution. [***].

2.6.2[***].

2.7.Committee Authority.

2.7.1General. Notwithstanding the creation of the JSC and any Working Group, each Party retains the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree. No Committee has the power to (a) amend, modify or waive compliance with this Agreement or act in a manner which is otherwise inconsistent with the express terms of this Agreement, (b) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of any Committee shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC and any Working Group, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and any such Working Group, as applicable. Subject to the foregoing, decisions of the JSC shall be binding in the Parties.

2.7.2Guiding Principles. Each Committee shall perform its responsibilities under this Agreement, including with respect to Development and Manufacture of Product within the Field for the Territory, in a manner which (i) is consistent with good pharmaceutical practices (including applicable cGxP) and (ii) is for the benefit of the Product franchise.

2.7.3Commercialization Considerations. The Parties acknowledge and agree that, although the JSC shall have no decision-making authority with respect to Commercialization of the Product in the Field in the Territory, the JSC shall have due regard to relevant Commercialization considerations when discussing and agreeing any matter that does fall within its responsibility. In accordance with Section 2.5, each Party may invite representatives from its commercial function to attend JSC meetings as nonvoting observers in order to make representations about Commercialization considerations relevant to any matter falling within the JSC’s responsibility.

2.8.Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for that Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties with respect to the activities to be conducted under this Agreement. The name and contact information for the Alliance Managers, as well as any replacement(s) chosen by either Party in their sole discretion from time to time, shall be promptly provided to the other Party in writing.

2.9.Day-to-Day Responsibilities. Each Party shall: (a) be responsible for day-to-day implementation and operation of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of a Committee within the scope of its authority specified herein; and (b) keep the other Party informed as to the progress of such activities as reasonably requested by the other Party and as otherwise determined by this Agreement and/or the JSC.

2.10.Expert Determination. If, within [***] of the date on which the matter is referred to the Senior Executives in accordance with Section 2.6.1, the Parties are unable to resolve any dispute as to whether a Milestone Event has occurred (a “Milestone Dispute”), the Parties shall refer the matter to binding expert determination in accordance with the procedure in Part A of Exhibit 2.10.

Article 3

RIGHTS AND EXCLUSIVITY

3.1.Rights of Grünenthal.

3.1.1General.

(a)Subject to the terms and conditions of this Agreement, MSB hereby grants Grünenthal the following rights under the Product Technology: (i) the exclusive (subject to MSB’s reservation of rights as expressly set forth herein) right to conduct Development activities anywhere in the world for the purpose of Developing Product within the Field for the Territory; (ii) the exclusive right to Commercialize (including to use, sell, have sold, offer for sale, have offered for sale, export and import) solely within the Field in the Terriroty and conduct Medical Affairs Activities for Product solely within the Field for the Territory; (iii) the exclusive (subject to MSB’s reservation of rights as expressly set forth herein) right to conduct regulatory activities (including filing for MAAs and obtaining and maintaining Marketing Approvals) in support of Grünenthal’s activities described in (i) and (ii) of this Section 3.1.1(a) and Article 6, including the right to use the Data Package and Dossier (and, to the extent disclosed to Grünenthal by MSB, equivalents of the Data Package and Dossier submitted to any Regulatory Authority outside the Territory) for any such regulatory activities; and (iv) the exclusive right to conduct any market access activities for the Territory, including obtaining Pricing Approvals and interacting with HTAs with respect to the Product solely within the Field in the Territory; and (v) the non-exclusive right to Manufacture Product anywhere in the world in support of Grünenthal’s activities described in (i) to (iv) (such rights collectively, the “Grünenthal Rights”).

(b)The licences granted pursuant to Section 3.1.1(a) shall (i) [***] and (ii) be sub-licensable in accordance with Section 3.1.2.

(c)Grünenthal’s exercise of the Grünenthal Rights (i) to conduct Development shall be in accordance with the Development Plan and Article 4; (ii) to conduct Commercialization and Medical Affairs Activities shall be in accordance with the Article 5; (iii) to conduct regulatory activities shall be in accordance with Article 7; and (iv) to conduct Manufacturing activities shall be in accordance with Article 6.

(d)Notwithstanding the exclusivity of the rights granted to Grünenthal: (A) MSB shall continue to have the right to practice Grünenthal Rights for purposes of performing the Development activities assigned to MSB under the Development Plan and the regulatory activities for which MSB is expressly responsible for or assigned to conduct under this Agreement and (B) MSB shall continue to have the right to Develop and Manufacture Product in the Territory to support the Development and Commercialization of Product outside the Territory as set forth in Section 3.2.1.

3.1.2Use of Affiliates and Third Parties.

(a)Grünenthal may exercise the Grünenthal Rights through its Affiliates, and may grant to its Affiliates such Grünenthal Rights under the Product Technology in connection therewith, provided that any failure by such Affiliate to comply with the terms of this Agreement shall be treated as a breach of this Agreement by Grünenthal.

(b)Neither Grünenthal nor any of its Affiliates may exercise the Grünenthal Rights, or discharge its obligations under this Agreement, with respect to Development activities under the Development Plan through any Third Party without the prior written consent of MSB (such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent shall be necessary for use of the Third Parties described in the Development Plan (including the contract research organizations named therein).

(c)Grünenthal may exercise the Grünenthal Rights, or discharge its obligations under this Agreement, through any Third Party, and may grant to such Third Parties such Grünenthal Rights under the Product Technology in connection therewith provided that (i) any such appointment of, and sublicensing to, a Third Party shall not result in Grünenthal no longer maintaining material control of and responsibility for the activities for which Grünenthal is responsible hereunder, and (ii) any failure by such Third Party to comply with the terms of this Agreement shall be treated as a breach of this Agreement by Grünenthal.

3.2.Rights of MSB.

3.2.1General. Subject to the terms and conditions of this Agreement, MSB has the following rights (collectively, the “MSB Rights”): (a) the right to conduct those activities assigned to it under the Development Plan as described in this Section 3.2 and Article 4; (b) the right to conduct regulatory activities in support of MSB’s activities described in (a) of this Section 3.2.1 pursuant to Article 7; and (c) the right to access and use (and grant Third Parties the right to access and use) Regulatory Materials and Data generated with respect to Product for purposes of Developing, Manufacturing and Commercializing and conducting Medical Affairs Activities for Ex-Field Products in or outside the Territory or the Product outside the Territory. For clarity, MSB reserves the right to, itself or through its Affiliates or Third Parties, Develop, Manufacture, Commercialize and conduct Medical Affairs Activities for Product within the Field for sale and use outside of the Territory.

3.2.2Use of Affiliates and Third Parties.

(a)MSB may exercise the MSB Rights or discharge its obligations under this Agreement through its Affiliates, provided that any failure by such Affiliate to comply with the terms of this Agreement shall be treated as a breach of this Agreement by MSB. Upon Grünenthal’s request, MSB shall identify those of its Affiliates that are exercising the MSB Rights.

(b)Neither MSB nor any of its Affiliates may exercise the MSB Rights described in Section 3.2.1(a) or (b), or discharge any related obligations under this Agreement, through any Third Party without the prior written consent of Grünenthal, such consent not to be unreasonably withheld, conditioned or delayed; provided that no such consent shall be necessary for use of (i) the Third Parties described in the Development Plan (including the contract research organizations named therein) or (ii) the CMOs listed in Exhibit 1.12. For clarity, neither MSB nor any of its Affiliates shall be required to obtain any consent for use of Third Parties in exercising its or their rights under Section 3.2.1(c). Where any Third Party is used by MSB or its Affiliates in accordance with this Section 3.2.2(b), any failure by such Third Party to comply with the terms of this Agreement shall be treated as a breach of this Agreement by MSB.

3.2.3License to Grünenthal Improvements. Subject to the terms and conditions of this Agreement, Grünenthal hereby grants to MSB a worldwide, non-exclusive license, with the right to grant and authorize sublicenses (except as provided below), under the GRT Improvement Patents to make, have made, use, sell, offer for sale and/or import products and services and otherwise exploit the GRT Improvement Patents (a) outside the Field in the Territory and (b) for all applications outside the Territory. Such license shall be fully paid-up and royalty-free with respect to GRT Improvement Patents comprising improvements, modifications, or enhancements to the Manufacturing process. Otherwise, if MSB intends to commercially exploit any such GRT Improvement Patent, then MSB shall notify Grünenthal and the Parties shall negotiate in good faith commercially reasonable economic terms to compensate Grünenthal for the value attributable to the licence of such GRT Improvement Patent (“Fair Economic Terms”). If the Parties are unable to agree on such Fair Economic Terms within [***] of such notice (such failure to agree being an “Improvement Compensation Dispute”), the Parties shall refer the matter to binding expert determination in accordance with the procedure in Part B of Exhibit 2.10.

3.3.No Contravention. MSB hereby covenants not to grant to any Third Party any right, authorization or license that is in contravention with the Grünenthal Rights including any license under the Product Technology with respect to Product within the Field for the Territory. Similarly, Grünenthal hereby covenants not to grant to any Third Party any right, authorization or license that is in contravention or interferes with MSB’s license under the GRT Improvement Patents pursuant to Section 3.2.3.

3.4. No Other Rights. Each Party acknowledges that the rights under this Article 3 and elsewhere in this Agreement are limited to the express scope thereof. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

3.5.Exclusivity of Efforts.

3.5.1Competing Activities. [***], and subject to Section 3.5.2, each Party agrees, on its behalf and on behalf of its Affiliates, not to (i) conduct, participate in or directly sponsor the Commercialization of a Competing Product in the Territory (collectively, such activities “Competing Activities”) or (ii) appoint, license or otherwise authorize any Third Party, whether pursuant to license, appointment or authorization or otherwise to perform any Competing Activities. For the avoidance of doubt, this Section 3.5.1 shall not survive termination of this Agreement for any reason.

3.5.2Post-Execution Transactions.

(a)In the event a Party (the “Controlled Party”) enters into any transaction (a “Control Transaction”) whereby a Third Party that is Commercializing a Competing Product acquires all or substantially all the assets or stock of the Controlled Party (such Third Party, a “Control Affiliate”), then the Controlled Party shall provide notice to the other Party within [***] after the closing of the Control Transaction, specifying the identity of the Control Affiliate and describing in reasonable detail, to the extent permitted by Applicable Law and without disclosing any proprietary information, the Competing Product and a description of the Competing Activities such Control Affiliate is currently engaged in with respect to such Competing Product. Such notice shall also state whether the Controlled Party shall either: (i) Divest itself of the Competing Product for the Field in the Territory; or (ii) isolate any Competing Activities associated with the Competing Product to ensure that such activities are kept separate and independent of the Development, Manufacture and Commercialization of Product, including using reasonable efforts to ensure that no personnel involved in such Competing Activities have access to Know-How relating to Product (in the case of this clause (ii), any Know-How, Patent or other intellectual property right resulting from such Competing Activities shall not be included as Product Technology or GRT Know-How or GRT Patents under this Agreement, and nothing in this Agreement shall be construed to grant any rights or licenses to the other Party under such Know-How, Patent or other intellectual property right). Thereafter, the Controlled Party (itself or through the Control Affiliate) shall use diligent efforts to promptly implement (and in the case of isolation, maintain) such election. For clarity, neither the Controlled Party nor any Control Affiliate shall use, reference or practice any Product Technology or GRT Know-How or GRT Patents for the purpose of Developing or Commercializing any Competing Product.

(b)In the event a Party (the “Subject Party”) enters into any transaction during the Term (a “Subject Transaction”) whereby the Subject Party acquires an interest in, access to, or rights to a Competing Product that is being Commercialized in the Territory through the acquisition of the assets or stock of a Third Party or other transaction (other than a Control Transaction) with a Third Party (such Third Party, a “Subject Affiliate”), then the Subject Party shall (i) provide notice to the other Party within [***] after the closing of the Subject Transaction, specifying the identity of the Subject Affiliate and describing in reasonable detail, to the extent permitted by Applicable Law and without disclosing any proprietary information, the Competing Product and a description of the Competing Activities such Subject Affiliate is currently engaged in with respect to such Competing Product; and (ii) Divest itself of the Competing Product for the Field in the Territory. Thereafter, the Subject Party (itself or through the Subject Affiliate) shall use diligent efforts to promptly implement such Divestiture. For clarity, neither the Subject Party nor any Subject Affiliate shall use, reference or practice any Product Technology or GRT Know-How or GRT Patents for the purpose of Developing or Commercializing any Competing Product.

(c)For purposes of this Section 3.5.2, “Divest” or “Divestiture” means, with respect to any Competing Product, (i) the sale, license or other transfer of all of the right, title and interest in and to such Competing Product within the Field in the Territory, including all technology, intellectual property and other assets relating solely thereto, to an independent Third Party (other than the Control Affiliate or Subject Affiliate), without the retention or reservation of any rights, license or interest (other than solely an economic interest and other customary reversionary rights) by the Controlled Party/Control Affiliate or Subject Party/Subject Affiliate (as applicable) in such Competing Product within the Field in the Territory and (ii) the complete shutdown of all development and commercialization activities with respect to such Competing Product so that no technology, intellectual property or other asset relating thereto is used by the Controlled Party/Subject Party or its Affiliates and delivery of written confirmation from the Controlled Party or Subject Party, as applicable, that it and its Affiliates covenant not to use any technology, intellectual property and assets solely relating to such Competing Product during the Term.

3.5.3Product. During the Term, Grünenthal agrees, on its behalf and on behalf of its Affiliates, not to (i) Develop or Commercialize the Product for any applications outside the Field in the Territory or (ii) appoint, license or otherwise authorize any Third Party to Develop or Commercialize the Product for any application outside the Field in the Territory. Accordingly, Grünenthal agrees that neither it, nor any of its Affiliates, will sell or provide Product to any Third Party if Grünenthal or its relevant Affiliate knows, or has reason to believe, that Product, sold or provided to such Third Party, would be sold or transferred, directly or indirectly, for use outside the Field or for use outside the Territory. Grünenthal and its Affiliates shall promptly notify MSB in the event it or its Affiliate has reason to believe that any Product sold or otherwise distributed has been or will be used outside the Field or outside the Territory. Grünenthal shall promptly cease selling or providing the Product to any Third Party that Grünenthal or its relevant Affiliate knows, or has reason to believe, sells or provides the Product for use outside the Field or for use outside the Territory.

3.5.4[***].

3.6.[***].

3.7.[***].

3.8.[***].

Article 4

DEVELOPMENT MATTERS

4.1.General. [***], Grünenthal and MSB shall collaborate to Develop the Product as is required for filing MAAs and obtaining and maintaining Regulatory Approvals for Product (including, for the avoidance of doubt, the [***]) within the Field throughout the Territory, with each Party (itself or through its Affiliates or authorized Third Parties) using Commercially Reasonable Efforts to conduct the Development of Product within the Field for the Territory in accordance with this Article 4 and the Development Plan. For clarity, neither Party shall conduct any Development with respect to the Product within the Field for the Territory except pursuant to the Development Plan.

4.2.MSB Development. MSB will have primary responsibility (itself or through its Affiliates or authorized Third Parties) for the conduct of all Development activities with respect to the Product (including, for the avoidance of doubt, the [***]) reasonably required or recommendable to obtain and maintain Regulatory Approvals and Pricing Approvals for the Product in the Field for Europe save to the extent expressly stated otherwise in either (a) Section 4.3, 4.11.4 or 4.12.4, or (b) in the Development Plan. Without limiting the foregoing, the Development activities for which MSB shall be responsible in accordance with this Section 4.2 shall include:

4.2.1the conduct of the [***];

4.2.2the conduct of all [***]; and

4.2.3the conduct of the [***] activities set forth in the Development Plan.

All the activities under this Section 4.2 shall be conducted in accordance with the Development Plan as updated by the JDT and approved by the JSC from time to time (which approval shall not be withheld, conditioned or delayed with respect to amendments required or recommended by the EMA, ANVISA, Cofepris or any other Regulatory Authority or HTA in the Territory). If either (i) any Initial Regulatory Meetings and/or HTA Meetings suggest the addition of an arm to prove comparability of the Product and the JSC decides not to add it to the [***] Clinical Trial or (ii) the [***] Clinical Trial fails to meet [***] and Grünenthal does not exercise its termination right set forth in Section 12.2.5, then the Development Plan shall be amended to allow for MSB to conduct a [***] clinical trial intended to support Marketing Approval and Pricing Approval for the Product within the Field in the Territory based on feedback received from the EMA, any HTAs and/or any other Regulatory Authority in the Territory after review of the results from the Second [***] Clinical Trial (the “[***] Clinical Trial”). [***]. The [***] Clinical Trial shall be conducted pursuant to a clinical trial protocol consistent with and including (a) the parameters of the TPP and (b) the elements set forth in the synopsis appended at Exhibit 1.80, as may be required to be modified by the relevant IRB, EC, committee for patients protections in selected countries or Regulatory Authorities.

4.3.Grünenthal Development. Grünenthal will have primary responsibility (itself or through its Affiliates or authorized Third Parties) for the following Development activities to support the granting or maintaining of Marketing Approvals and Pricing Approvals for the Product for the Field in the Territory:

4.3.1the conduct of any [***] with respect to the Product in the Field for the Territory;

4.3.2the conduct of any [***] in each case with respect to the Product in the Field for the Territory;

4.3.3obtaining [***] for the Product in the Field in the Territory;

4.3.4the conduct of any [***] with respect to the Product for the Territory (without limiting Section 3.5.3); and

4.3.5any Development activities that are specific to [***].

4.4.Initial Regulatory Meetings and HTA Meetings.

(a)Following the Effective Date, Grünenthal may submit requests for one or more initial meetings with each of [***] (such meeting(s), “Initial Regulatory Meetings”). Grünenthal shall, as a minimum, request and conduct one Initial Regulatory Meeting (in accordance with the schedule therefor set out in the Development Plan). MSB shall have the right to be present at and participate in each Initial Regulatory Meeting as provided in Section 7.2.1 and, where requested by Grünenthal or where required by Applicable Law, MSB shall take the lead in the relevant Initial Regulatory Meeting. For the avoidance of doubt, nothing in this Section 4.4(a) shall limit the number of meetings Grünenthal shall be permitted to have with any Regulatory Authority in the Territory for the purposes described in this Section 4.4(a).

(b)Grünenthal may schedule meetings with any HTAs in the Territory to discuss matters relating to the pricing of the Product in the Field in the Territory (“HTA Meeting”). Grünenthal shall, as a minimum, request and conduct one HTA Meeting (in accordance with the schedule therefor set out in the Development Plan). MSB shall have the right to be present at and participate in any HTA Meeting with the relevant HTAs in each Major European Market.

(c)MSB shall provide Grünenthal with any assistance reasonably requested by Grünenthal that is necessary or useful in order to enable Grünenthal to adequately prepare for any Initial Regulatory Meeting or HTA Meeting.

(d)Each Party shall bear its own costs and expenses in relation to its participation in the Initial Regulatory Meetings and HTA Meetings. To the extent any fees are payable to any Regulatory Authorities or HTAs in connection with any Initial Regulatory Meeting or HTA Meeting, Grünenthal shall be responsible for paying such fees.

4.5.Development Plan Updates. In addition to updates to the Development Plan as described in Section 4.2, the Development Plan will be updated from time to time by the JDT, but not less than annually, to incorporate any activities as may be required in order to achieve the purpose of the Development collaboration described in Section 4.1. Neither Party shall unreasonably withhold, condition or delay approval with respect to amendments to the Development Plan required by the EMA. Each update to the Development Plan shall contain at least the following information with respect to the Product within the Field for the Territory:

4.5.1scope and timelines for the conduct of all studies designed to support filing for a MAA and obtaining Marketing Approval and Pricing Approval;

4.5.2regulatory and reimbursement matters including Regulatory Materials to be filed with Regulatory Authorities, including estimated timing of meetings with Regulatory Authorities in support of activities described in Section 4.5.1; and

4.5.3target schedules for achieving Development Milestones and CMC Milestones.

By [***] (or the first Business Day thereafter if such day is not a Business Day) of each calendar year, the Parties through the JDT shall submit to the JSC proposed updates to the Development Plan for the JSC’s review and approval. The JSC shall endeavor to approve an updated Development Plan covering the following calendar year by no later than [***] (or the first Business Day thereafter if such day is not a Business Day) of the prior calendar year. The Parties may also submit proposed updates to the Development Plan to the JSC for approval more frequently than the annual submission described in this paragraph if circumstances require any significant changes to the Development Plan.

If either Party wishes to extend the scope of the Development Plan to include label extension or lifecycle management activities in the Field for the Territory beyond activities required to achieve the purpose of the Development collaboration described in Section 4.1 (“Additional LE/LCM Activities”), it may propose such updates at the JSC and the Parties shall discuss in good faith whether or not to include such Additional LE/LCM Activities in the Development Plan and, if such activities are to be included, the responsibility for conducting such [***]. Neither Party shall unreasonably withhold, condition or delay its consent to a request from the other Party to include Additional LE/LCM Activities in the Development Plan. If the Parties cannot agree on the inclusion of any Additional LE/LCM Activities in the Development Plan, Grünenthal shall have the right to conduct such Additional LE/LCM Activities itself unless doing so would have a material adverse effect (including any safety implications) on the MSB MPC Platform and, upon Grünenthal’s request, MSB shall provide Grünenthal with such reasonable assistance as Grünenthal may require in relation to the conduct of such Additional LE/LCM Activities.

4.6.Regulatory Meetings Outside the Territory. In the event MSB schedules any meetings with the FDA or any other Regulatory Authority outside the Territory for purposes of supporting or otherwise obtaining Marketing Approval for the Product within the Field outside the Territory or any BLA or other MAA with respect thereto, then MSB shall (i) provide Grünenthal with reasonable advance notice of such meeting, (ii) provide Grünenthal with copies of any materials prepared for, or to be discussed at, any such meeting as soon as reasonably practicable in advance of the meeting date, and (iii) [***]. However, in the event that MSB enters into an agreement with a Third Party with respect to Commercialization of the Product in any country outside the Territory, then Grünenthal’s right to be present at and participate in such meetings with Regulatory Authorities in that country will be subject to that Third Party’s sole discretion, provided that if such Third Party objects to Grünenthal’s presence and participation, MSB shall provide Grünenthal with copies of any minutes or summaries of such meetings promptly after the date of the meetings. In any event, MSB shall keep Grünenthal informed as to all material interactions with the FDA and other Regulatory Authorities outside the Territory in relation to the Product in the Field.

4.7.Protocols and Trials. Subject to Section 2.6, the JDT shall determine and finalize the protocols for each non-clinical or clinical trial (excluding any investigator initiated trial) to be conducted under the Development Plan, and the Party responsible for such study shall ensure that such studies are conducted in a manner that strictly adheres to such protocols, as such protocols may be amended by the JDT and subject to the terms of approvals of the applicable institutional review board, ethics committee and any other competent authority involved in the clinical research or drug approval process; provided, however, that if the Party responsible for such studies determines that a modification to such protocols is reasonably necessary due to circumstances related to patient safety and that notice to the other Party and approval of such modification by the JDT cannot be accomplished in a reasonable timeframe without risk to patient safety, such Party may change such protocols without having to provide them beforehand to the other Party for its review and comment hereunder; however, such Party shall promptly provide such changes to the other Party along with the rationale for such change. Where Grünenthal, acting reasonably, considers that the JDT lacks the relevant expertise to finalise the protocols for any such clinical finding, Grünenthal shall have the right to require that MSB appoint [***] a suitably qualified, mutually agreed, independent expert to assess and provide recommendations of the relevant protocol. For the avoidance of doubt, nothing in this Agreement (including [***] shall result in Grünenthal being deemed to be the sponsor of either the Second Phase III Clinical Trial or, if applicable, the Third Phase III Clinical Trial and, as between the Parties, MSB shall remain solely responsible for the conduct of such clinical trials and any liability arising therefrom.

4.8.Development Data, Regulatory Materials and Other Reporting Obligations. Each Party shall, through the JDT, keep the other Party appropriately and routinely informed regarding progress with respect to the activities assigned to it under the Development Plan, including all the study results and conclusions generated therefrom, provide the other Party access to all data tables and listings generated from the performance of such activities, including clinical, non-clinical and CMC reports (including all clinical patient data such as pools and anonymized data, programs, data and program description) and Regulatory Materials, and permit a reasonable number of representatives (based on the circumstances) of the other Party to monitor such Development activities upon such other Party’s reasonable request and at reasonable times mutually agreed upon by the Parties to the extent such Party has the right to permit the other Party to so monitor. Without limiting the generality of the foregoing, (i) each Party shall also provide such reports of the progress of the Development activities it controls as the other Party may request from time to time, (ii) MSB shall promptly inform Grünenthal in writing of any serious incident impacting patient health or safety that may arise during the conduct of its Development activities hereunder and (iii) MSB shall promptly notify Grünenthal upon becoming aware of any actual or likely material delay to Development activities, material deviation from the Development Plan or failure of any clinical trial in relation to the Product in the Field.

4.9.Conduct.

4.9.1Each Party shall use Commercially Reasonable Efforts to conduct those activities assigned to it under the Development Plan and shall conduct such activities in a good scientific manner, in compliance with Applicable Laws and the applicable, cGxP and in accordance with the timelines therein; and unless the Parties otherwise agree all clinical Development activities with respect to the Product for the Territory shall be set forth in the Development Plan.

4.9.2Each Party agrees that it will not knowingly infringe, misappropriate or otherwise violate any Patents, Know-How or other intellectual property of any Third Party in the conduct of the activities assigned to it under the Development Plan.

4.9.3The Party conducting activities under the Development Plan shall (a) keep records of such activities in compliance Applicable Laws and cGxP and (b) provide quarterly written reports regarding the progress of activities to the other Party through the JDT; provided, that the JSC may, in its discretion, require more frequent reporting. At the reasonable request and expense of the Party conducting activities under the Development Plan, the other Party shall provide the requesting Party with reasonable cooperation and assistance in connection therewith, provided that any such cooperation and assistance provided by the other Party shall not relieve the requesting Party from its primary obligation to conduct the relevant activities.

4.9.4MSB’s obligation to use Commercially Reasonable Efforts to conduct Development activities with respect to the Product in the Field for the Territory shall apply regardless of any factors relating to (i) the Product outside the Territory or (ii) the Product outside the Field in the Territory. Without limitation to the generality of the foregoing, any decision by MSB to cease or limit Development of the Product for any purpose other than Development for the Field for the Territory shall not be relevant to any determination as to whether MSB has satisfied its diligence obligations under this Agreement.

4.10.Development Costs. [***].

4.11.CMC Step-In Right.

4.11.1Without prejudice to any other rights or remedies, if at any time (i) any Milestone Event for a CMC Milestone is not achieved by the CMC Milestone Step-In Date, (ii) Grünenthal (acting reasonably and in good faith) considers that any Milestone Event for a CMC Milestone is unlikely to be achieved by the CMC Milestone Step-In Date or (iii) an MSB Insolvency Event occurs (each a “CMC Step-In Trigger”), Grünenthal shall be permitted to assume responsibility for all outstanding CMC-related Development activities under the Development Plan in accordance with the remaining provisions of this Section 4.11 (such right to assume responsibility being the “CMC Step-In Right”).

4.11.2If, following the occurrence of any CMC Step-In Trigger, Grünenthal wishes to exercise its CMC Step-In Right, Grünenthal shall provide MSB with written notice of its intent to do so. Within [***] of receipt of such notice, the Parties’ respective Senior Executives shall discuss the matter with a view to finding a mutually acceptable resolution to the issue.

4.11.3If, at the end of [***] period referred to in Section 4.11.2 the Senior Executives have been unable to agree a mutually acceptable alternative to Grünenthal’s exercise of its CMC Step-In Right, Grünenthal shall have the right to exercise its CMC Step-In Right by providing MSB with written notice of the same (“CMC Step-In Notice”).

4.11.4Upon receipt by MSB of a CMC Step-In Notice from Grünenthal:

(a)MSB shall, at MSB’s cost, as soon as reasonably practicable, take all steps as are reasonably required to transfer the conduct of CMC-related activities under the Development Plan to Grünenthal, including providing Grünenthal with reasonable quantities of, or access to, any donor cell banks, Data, Know-How and other materials and information under MSB’s Control that would be reasonably required by Grünenthal to complete such activities;

(b)MSB shall, at MSB’s cost, supply to Grünenthal any supplies of Product as are necessary to enable Grünenthal to complete the CMC-related activities under the Development Plan;

(c)notwithstanding anything to the contrary in this Agreement, Grünenthal shall have the right to conduct CMC-related Development activities in accordance with the Development Plan;

(d)MSB shall, at MSB’s cost, provide Grünenthal with any assistance reasonably requested by Grünenthal in connection with the conduct of CMC-related Development activities in accordance with the PIII/CMC and Non-Clinical Development Plan;

(e)Grünenthal shall be relieved of any further obligation under Section 8.1.3 to pay Milestone Payments with respect to any future achievement of CMC Milestones; and

(f)Grünenthal shall provide MSB copies of all data and reports arising from such CMC-related Development activities, and MSB shall have the right to access and use such information in connection with its business, but subject to the exclusive rights of Grünenthal with respect to the Product in the Field for the Territory.

(g)Any exercise by Grünenthal of its CMC Step-In Right shall be without prejudice to Grünenthal’s other rights and remedies.

4.12.Development Step-In Right.

4.12.1Without prejudice to any other rights or remedies, if at any time (i) any Milestone Event for a Development Milestone is not achieved by the Development Milestone Step-In Date, (ii) Grünenthal (acting reasonably and in good faith) considers that any Milestone Event for a Development Milestone is unlikely to be achieved by the Development Milestone Step-In Date or (iii) an MSB Insolvency Event occurs (each a “Development Step-In Trigger”), Grünenthal shall be permitted to assume responsibility for all outstanding non-CMC-related Development activities under the Development Plan in accordance with the remaining provisions of this Section 4.12 (such right to assume responsibility being the “Development Step-In Right”).

4.12.2If, following the occurrence of any Development Step-In Trigger, Grünenthal wishes to exercise its Development Step-In Right, Grünenthal shall provide MSB with written notice of its intent to do so. Within [***] of receipt of such notice, the Parties’ respective Senior Executives shall discuss the matter with a view to finding a mutually acceptable resolution to the issue.

4.12.3If, at the end of the [***] period referred to in Section 4.12.2 the Senior Executives have been unable to agree a mutually acceptable alternative to Grünenthal’s exercise of its Development Step-In Right, Grünenthal shall have the right to exercise its Step-In Right by providing MSB with written notice of the same (“Development Step-In Notice”).

4.12.4Upon receipt by MSB of a Development Step-In Notice from Grünenthal:

(a)MSB shall, at MSB’s cost, as soon as reasonably practicable, take all steps as are reasonably required to transfer the conduct of non-CMC-related activities under the Development Plan to Grünenthal, including providing Grünenthal with reasonable quantities of, or access to, any donor cell banks, Data, Know-How and other materials and information under MSB’s Control that would be reasonably required by Grünenthal to complete such activities;

(b)MSB shall, at MSB’s cost, supply to Grünenthal any supplies of Product as are necessary to enable Grünenthal to complete the non-CMC-related activities under the Development Plan;

(c)notwithstanding anything to the contrary in this Agreement, Grünenthal shall have the right to conduct Development activities in accordance with the Development Plan;

(d)MSB shall, at MSB’s cost, provide Grünenthal with any assistance reasonably requested by Grünenthal in connection with the conduct of Development activities in accordance with the Development Plan;

(e)Grünenthal shall be relieved of any further obligation under Section 8.1.3 to pay Milestone Payments with respect to any future achievement of Development Milestones; and

(f)Grünenthal shall provide MSB copies of all data and reports arising from such Development activities, and MSB shall have the right to access and use such information in connection with its business, but subject to the exclusive rights of Grünenthal with respect to the Product in the Field for the Territory.

(g)Any exercise by Grünenthal of its Development Step-In Right shall be without prejudice to Grünenthal’s other rights or remedies.

4.13.MSB Personnel.

4.13.1MSB shall ensure that each Key Person (for so long as she or he remains in the employ or a consultant of MSB) acts as one of MSB’s representatives on the JSC, the JDT and/or a Working Group (as applicable, having regard to that Key Person’s role and seniority) and devotes such portion of his or her time to activities under the Development Plan as is reasonably necessary to satisfy MSB’s Development obligations under this Agreement.

4.13.2MSB shall ensure that each Key Person remains engaged on activities under the Development Plan (as required by Section 4.13.1) unless:

(a)the relevant Key Person is unable to perform such activities due to (i) serious illness, death or any analogous circumstance, (ii) the relevant Key Person is absent due to maternity or paternity leave (or leave for any other legal right which he or she may have) or (iii) the relevant Key Person leaves MSB’s employment for any reason (provided that MSB shall act reasonably and have due regard to the relevant Key Person’s role in the Development activities hereunder as a key consideration when considering whether to terminate that Key Person’s employment);

(b)the Development activities for which that Key Person is responsible are completed; or

(c)Grünenthal gives its prior written consent (not to be unreasonably withheld, conditioned or delayed) that the Key Person can be removed or changed.

4.13.3MSB shall use all reasonable endeavours to ensure that:

(a)where, in accordance with Section 4.13.2, any Key Person ceases to be engaged on activities under the Development Plan, a replacement for that Key Person is appointed as soon as reasonably practicable and the role of that Key Person is not vacant for any longer than [***];

(b)any replacement Key Person is qualified and experienced in all material respects as the Key Person he or she is replacing, and is fully competent to carry out the tasks assigned to the Key Person under the Development Plan; and

(c)there is a sufficient period of handover to allow for effective knowledge transfer from the former Key Person to the replacement Key Person, to the extent practicable under the circumstances.

4.13.4Without limiting the foregoing, MSB shall ensure that the role of any Key Person being replaced is reasonably covered by a suitable, appropriately qualified and experienced temporary replacement during any period when the relevant role is vacant. Any replacement Key Person shall be added by the Parties to the list in Exhibit 4.13.1.

4.13.5MSB shall ensure that it allocates sufficient personnel (in terms of (i) numbers of employees and consultants, (ii) expertise and experience of personnel and (iii) seniority of personnel) to the Development activities for which it is responsible hereunder in order to adequately conduct those activities in accordance with the Development Plan and the other requirements of this Agreement. Without prejudice to the generality of the foregoing, if the Development Plan specifies a number of employees and/or consultants to be allocated to any Development activity, MSB shall ensure that, as a minimum, it allocates at least that number of employees and/or consultants to the relevant activity.

4.13.6Any material breach of this Section 4.13 by MSB shall be a material breach of this Agreement.

Article 5

COMMERCIALIZATION AND MEDICAL AFFAIRS

5.1.General. Subject to the terms and conditions of this Agreement, Grünenthal shall have the exclusive right to Commercialize Product within the Field in the Territory and conduct Medical Affairs Activities for the Product within the Field for the Territory (such exclusive rights to be to the exclusion of MSB and all Third Parties). Grünenthal shall be responsible for all Commercialization efforts for the Product within the Field in the Territory and Medical Affairs Activities for the Product within the Field for the Territory, in each case in accordance with the Commercialization Plan.

5.2.Commercialization Plan. At least [***] in advance of the projected launch of Product within the Field in the Territory, Grünenthal shall propose and submit to MSB for review and comment an initial draft plan for the Commercialization of Product within the Field in the Territory and the conduct of Medical Affairs Activities for the Product within the Field for the Territory. After review of such draft plan by MSB, Grünenthal shall finalize such plan, as appropriate, taking into consideration in good faith any reasonable comments of MSB with respect thereto (each, as updated from time to time, a “Commercialization Plan”). The Commercialization Plan shall be updated at least annually. The Commercialization Plan shall set forth in a level of detail consistent with practice in the biopharmaceutical industry. Without limiting the foregoing, the Commercialization Plan shall include activities and resources consistent with Grünenthal’s obligations under Section 5.4 and will set forth certain objective Commercialization criteria, including call point identification and tier strategy. At least [***] prior to the annual CRB meeting, Grünenthal shall provide each such Commercialization Plan and any material modification or addition thereto to MSB for its review and comment.

5.3.Pricing. To the extent allowable under Applicable Law, Grünenthal shall keep MSB reasonably informed and permit MSB to review and comment on pricing and reimbursement in relation to the Product in the Field in the Territory and Grünenthal shall consider in good faith any such reasonable comments provided by MSB (through the CRB).

5.4.Diligence Obligations. Subject to Section 8.1.9, Grünenthal agrees to use Commercially Reasonable Efforts to Commercialize the Product within the Field in the Territory. For the avoidance of doubt, whether or not Grünenthal has satisfied its obligation under this Section 5.4 to use Commercially Reasonable Efforts shall be measured by reference to Grünenthal’s Commercialization activities across the Territory taken as a whole and nothing in this Agreement shall require Grünenthal to file an MAA or launch the Product in the Field in every country in the Territory. Grünenthal shall remain solely responsible, at its sole discretion, for determining the launch strategy for the Product in the Field in the Territory consistent with the use of Commercially Reasonable Efforts.

5.5.Conflicts of Interest. During the Term, if Grünenthal or its Affiliate (i) sells the Product to a Third Party to whom it also sells or otherwise provides other products or services (ii) shifts, allocates, prices, discounts, weighs or bundles payments received in any transaction or any combination of transactions, so as to reduce or disadvantage the Net Sales of the Product, including in favor of any other product, services or consideration provided by Grünenthal or its Affiliate (“Discounts”), then the Net Sales of the Product for such sale shall be the arm’s length fair market value that would have been invoiced by Grünenthal or its Affiliates had it not applied the Discounts, which generally will mean the average sales price for the Product in the relevant country where the sale occurs for the Relevant Period.

5.6.Medical Affairs Activities. Grünenthal shall be solely responsible (at Grünenthal’s discretion) for conducting any Medical Affairs Activities with respect to the Product in the Field for the Territory. Grünenthal shall keep MSB reasonably informed of its Medical Affairs Activities with respect to the Product in the Field for the Territory via the annual meeting of the CRB.

5.7.Reporting.

5.7.1Without limiting any other provisions of this Agreement, at least [***] prior to the date of any annual meeting of the CRB:

(a)Grünenthal shall provide MSB with a written report summarising the Commercialization activities for the Product in the Field in the Territory and Medical Affairs Activities for the Product in the Field for the Territory hereunder, such report to include (i) an update as to the progress of its activities with respect to the Commercialization of the Product against the Commercialization Plan and (ii) any other information in relation to such Commercialization and Medical Affairs Activities that has been reasonably requested by MSB in advance of the submission of the report; and

(b)MSB shall provide Grünenthal with a written report summarising its Commercialization and Medical Affairs Activities for the Product in the Field outside the Territory, such report to include any information in relation to such Commercialization and Medical Affairs Activities that has been reasonably requested by Grünenthal in advance of the submission of the report.

5.7.2In addition to the report to be provided by Grünenthal in accordance with Section 5.7.1(a), Grünenthal shall promptly notify MSB if it anticipates or there are material deviations from any then-current Commercialization Plan and shall discuss in good faith and keep MSB informed as to any corrective actions that it intends or is taking to address such deviations. For the avoidance of doubt, Grünenthal shall not be in breach of this Agreement if it deviates from the Commercialization Plan provided it has complied with its diligence obligations with respect to Commercialization of the Product in the Field in the Territory at Section 5.4.

5.8.Commercialization Review Board. Promptly following Grünenthal’s finalization of the Commercialization Plan in accordance with Section 5.2, the Parties shall establish a commercialization review board (“CRB”) for the purpose of discussing, reviewing and, to the extent agreed between the Parties, harmonizing (i) Grünenthal's Commercialization and Medical Affairs Activities for the Product hereunder and (ii) MSB’s Commercialization and Medical Affairs Activities for the Product in the Field outside the Territory and for the Product outside the Field in the Territory. The CRB shall consist of up to [***] suitably senior and experienced representatives of each of MSB and Grünenthal (with [***] of such representatives appointed by each of MSB and Grünenthal being the Alliance Manager appointed by each of MSB and Grünenthal). Either Party may replace its respective representative(s) to the CRB at any time with prior notice to the other Party, provided that such replacement is of comparable authority and scope of responsibility within that Party’s organization as the individual he or she is replacing. The CRB shall meet (either in person or by teleconference) at least once in each [***] period following its establishment. For the avoidance of doubt, the CRB shall be for discussion and review purposes only and as such (a) the CRB shall have no decision making authority and (b) the CRB’s consent is not required for the conduct of any Commercialization or Medical Affairs Activities.

5.9.Commercialization Costs. [***].

5.10.Territorial Considerations.

5.10.1Grünenthal shall use reasonable endeavours to ensure that its Commercialization activities for the Product in the Field in the Territory and its Medical Affairs Activities for the Product in the Field for the Territory do not have any material adverse effect on MSB’s Commercialization and Medical Affairs Activities (i) for the Product in the Field outside the Territory or (ii) for the Product outside the Field in the Territory, provided that, in each case, nothing in this Section 5.10.1 shall prevent Grünenthal or any licensee or partner of Grünenthal from determining the strategy with respect to pricing of the Product in the Field in the Territory.

5.10.2MSB shall use reasonable endeavours to ensure that its Commercialization and Medical Affairs Activities (i) for the Product outside the Territory and (ii) for the Product outside the Field in the Territory (in each case, whether conducted by MSB or by any licensee or partner of MSB) do not have any material adverse effect on Grünenthal’s Commercialization activities for the Product in the Field in the Territory or Medical Affairs Activities for the Product in the Field for the Territory, provided that, in each case, nothing in this Section 5.10.2 shall prevent MSB or any licensee or partner of MSB from determining the strategy with respect to pricing of the Product outside the Territory or outside the Field in the Territory.

5.10.3Between meetings of the CRB, upon the reasonable request of either Party, the Parties shall schedule additional meetings or conference calls to discuss (a) the harmonization and co-ordination of (i) Grünenthal’s Commercialization and Medical Affairs Activities for the Product hereunder and (ii) MSB’s Commercialization and Medical Affairs Activities for the Product in the Field outside the Territory and for the Product outside the Field in the Territory (in each case, whether conducted by MSB or by any licensee or partner of MSB), and (b) any other steps as may be reasonably required to ensure that the territorial considerations described in Sections 5.10.1 and 5.10.2 are achieved.

Article 6

MANUFACTURE / SUPPLY

6.1.Development Supply. MSB shall be responsible for the supply of all requirements of Product for the Development activities to be conducted pursuant to this Agreement. MSB shall use all reasonable endeavours to ensure that supplies of the Product are available in such quantities, at such quality and at such times as is reasonably required to support all activities covered by the Development Plan. [***].

6.2.Specifications. Except as expressly permitted by this Agreement, MSB shall not make any changes to the Specifications without Grünenthal’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. If either Party believes a change to the Specifications is necessary or appropriate, such Party shall propose such change to the MWG for review and discussion.

6.3.Regulatory Approvals for Manufacture. For the avoidance of doubt, in accordance with Section 7.1, with respect to Product supplied by MSB hereunder MSB shall be responsible, at its expense, for filing, obtaining and maintaining any Regulatory Approvals required for the supply of the Product (including any tissue bank licences for the Manufacture of the Product).

6.4.Direct Supply From Third Party Manufacturers.

6.4.1At Grünenthal’s request, MSB will use reasonable efforts to facilitate the negotiation among Grünenthal and any Third Party Manufacturer of a direct supply agreement between Grünenthal and such Third Party Manufacturer, including pursuant to that manufacturing side letter agreement between the Parties and [***] dated on or about the Effective Date (each a “Direct Supply Agreement”) pursuant to which Grünenthal would have a right to obtain commercial supply of the Product or any materials used in the Manufacture of the Product directly from the Third Party Manufacturer. Grünenthal shall keep MSB reasonably informed as to its commencement and finalization of negotiations for any Direct Supply Agreement and shall give MSB the right to review and comment on such agreement prior to the execution thereof (provided that (i) MSB shall provide its comments within [***] of receipt of the draft from Grünenthal and (ii) nothing in this Section 6.4.1 shall require Grünenthal to breach any obligation of confidentiality owed to the Third Party Manufacturer). Any such Direct Supply Agreement will be subject to the terms and conditions of Exhibit 6.4.1.

6.4.2Grünenthal shall procure that each Direct Supply Agreement which it enters into with a Third Party Manufacturer shall include confidentiality provisions at least as protective of MSB’s Confidential Information as the provisions of Section 10.1 and provides for (a) use of such Confidential Information by the relevant Third Party Manufacturer solely for the purpose of supplying Product to Grünenthal for the purposes of this Agreement and (b) the right for a Third Party to which such Third Party Manufacturer acting in good faith has no reasonable objection to audit such uses on terms consistent with Section 7.4.1 mutatis mutandis. Grünenthal shall also use all reasonable efforts to include a provision in each Direct Supply Agreement that requires the Third Party Manufacturer to assign to MSB any improvements or modifications to MSB’s proprietary Manufacturing process (including intellectual property rights with respect thereto, any an “Process Improvement”) which relate to the Product, including customary further assurances to effect such assignment. To the extent that Grünenthal is unable to secure a provision in any Direct Supply Agreement in accordance with the foregoing sentence, MSB shall be permitted to negotiate such provision directly with the Third Party Manufacturer, provided that MSB shall cooperate with Grünenthal to avoid any unreasonable delay in executing such Direct Supply Agreement, provided that MSB shall not be obligated to accept less than an unconditional assignment of Process Improvements exclusively related to the Product and a nonexclusive, fully paid-up worldwide license (with the right of sublicense of other Process Improvements). Grünenthal shall use all reasonable efforts to obtain the right for MSB to enforce those provisions referred to in this Section 6.4.2 directly against the relevant Third Party Manufacturer as a third party beneficiary. Where the provisions required by this Section 6.4.2 cannot be negotiated into any Direct Supply Agreement, the matter shall be escalated to the JSC which shall determine an appropriate solution that does not prevent Grünenthal from being able to enter into a Direct Supply Agreement whilst offering MSB appropriate protections with respect to MSB’s Confidential Information and Process Improvements.

6.5. Maintenance of Master Cell Banks. MSB shall retain and maintain those master cell banks identified in Exhibit 6.5 for exclusive use by or on behalf of Grünenthal with respect to Product in the Field for the Territory until the earliest of: (a) [***] of the First Commercial Sale of the Product in the Field in the Territory, (b) the date on which the EMA approves the use of master cell banks produced by [***] for the use in Manufacture of the Product in the Field for Europe, and (c) the date on which the EMA determines that master cell banks produced by [***] cannot be used for Manufacture of the Product in the Field for Europe, provided that if Grünenthal or its designee receives Marketing Approval for the [***] in the Field from the EMA, MSB’s obligation to retain and maintain master cell banks pursuant to this Section 6.5 shall be reduced by an amount proportional to the increase in Product yield for the [***] compared with other Product previously Manufactured hereunder. MSB shall not change the storage location of such master cell banks from the site of [***] at which such master cell banks are located as at the Effective Date. At the request of Grünenthal from time to time during the Term, MSB shall make such master cell banks available for use by or on behalf of Grünenthal for the Manufacture of Product in the Field for the Territory.

6.6. Manufacturing Technology Transfer. If Grünenthal has entered into a Direct Supply Agreement for the Manufacture of the Product then, in order to enable Grünenthal or the relevant Third Party Manufacturer to commence Manufacture of the Product for the Field for the Territory, MSB shall on Grünenthal's reasonable written request provide Grünenthal and/or the relevant Third Party Manufacturer with technology transfer assistance regarding the Manufacture of the Product in accordance with the terms of the Manufacturing Technology Transfer Plan (such assistance to be provided in accordance with all Applicable Law, including the applicable guidelines of the ICH and the World Health Organization). [***].

Article 7

REGULATORY AND RELATED MATTERS

7.1.Regulatory Matters.

7.1.1Responsibility for Regulatory Filings. Except as otherwise expressly provided herein, each Party shall be responsible, at its expense, for filing, obtaining and maintaining Regulatory Approvals for those activities assigned to such Party hereunder in connection with the Development, Manufacture and Commercialization of and conduct of Medical Affairs Activities for Product within the Field in the Territory. All final and other material reports from non-clinical studies and clinical trials relating to the Product for the Field, as well all technical reports, shall be shared between the Parties as a basis for any such filing. All such final and other material reports and data analyses shall be prepared and delivered in the form in which they are available to the providing Party. The Parties acknowledge that unless the JSC designates otherwise, Grünenthal shall have the right and responsibility for preparing, filing and defending MAAs for Product within the Field in the Territory, provided that at Grünenthal’s reasonable request, MSB shall provide full support to Grünenthal with respect to such filings (including, if requested, assistance with analysing and understanding the Data Package and assistance with dossier preparation, including the provision of the integrated summaries of efficacy, the integrated summaries of safety, or other pooled analyses of the clinical data, as needed, and full access at any time (both before and after MAA) to the clinical database and data pooled therefrom and related metadata (e.g. CDISC compliant and assistance with preparing answers to questions from Regulatory Authorities, HTAs and/or national academic bodies). Where the Parties make any simultaneous filings in both the Territory and the United States, the Parties shall consult and coordinate in preparing such filings in order to avoid unnecessary duplication of efforts. All activities under this Section 7.1.1 shall be done subject to the oversight and in full consultation with the JDT. Without limiting the foregoing, prior to the filing any MAA for Product within the Field in the Territory, Grünenthal shall provide a copy thereof to MSB for its review and comment (including any associated proposed labeling) and MSB shall provide any comments in relation thereto within [***] of receipt. MSB shall provide Grünenthal with a copy of the Data Package and Dossier as soon as the same are available. Upon request, MSB shall use Commercially Reasonable Efforts to provide Grünenthal with a copy of a BLA or regulatory dossier submitted to any Regulatory Authority outside the Territory other than the FDA with respect to the Product in the Field.

7.1.2Rights of Reference:

(a)Grünenthal hereby grants MSB (and its designees) a right of reference and full use and access to Regulatory Materials of Grünenthal and its Affiliates with respect to the Product (including MAAs in the Territory) for purposes of obtaining and maintaining Regulatory Approvals for the Product outside the Territory. Grünenthal shall, at MSB’s request and expense, take actions reasonably necessary to effect such grant of right of reference and use to MSB, including by making such filings as may be required with Regulatory Authorities in the Territory that may be necessary to record such grant.

(b)MSB hereby grants Grünenthal (and its designees) a right of reference and full use and access to Regulatory Materials of MSB and its Affiliates with respect to the Product (including MAAs outside the Territory) for purposes of obtaining and maintaining Regulatory Approvals for the Product in the Field in the Territory. MSB shall, at Grünenthal’s request and expense, take actions reasonably necessary to effect such grant of right of reference and use to Grünenthal, including by making such filings as may be required with Regulatory Authorities outside the Territory that may be necessary to record such grant.

7.1.3CCDS Responsibility.

(a)Grünenthal shall be responsible for generating and maintaining its own company core data sheet (“CCDS”) for the Product in the Field in the Territory at its own cost and expense.

(b)MSB shall be responsible for generating and maintaining its own CCDS for the Product in the Field outside the Territory at its own cost and expense.

7.2.Regulatory Cooperation. Subject to the oversight of the JSC and the JDT and unless otherwise required by Applicable Law, Grünenthal shall be responsible for liaising with and managing all interactions with applicable Regulatory Authorities with respect to Product within the Field in the Territory and MSB shall provide Grünenthal with any assistance requested by Grünenthal in order to facilitate such interactions with the Regulatory Authorities. MSB shall be entitled to participate in such interactions as provided in this Section 7.2.

7.2.1Involvement of MSB. To the extent relating to the Product within the Field in the Territory, Grünenthal shall provide MSB with:

(a)reasonable advance notice (and in no event less than twenty (20) Business Days’ advance notice whenever feasible) of substantive meetings (including any Initial Regulatory Meeting) with any Regulatory Authority within the Territory that are either scheduled with, or initiated by or on behalf of, Grünenthal or its Affiliates, and an opportunity to have a reasonable number (but at least two (2)) representatives participate in all substantive meetings with any Regulatory Authority, and in any case shall keep MSB informed as to all material interactions with Regulatory Authorities in relation to the Product in the Field in the Territory; and

(b)a copy of any material documents, information and correspondence submitted to any Regulatory Authority in relation to the Product in the Field in the Territory as soon as reasonably practicable.

7.2.2Other Regulatory Matters. Each Party shall, provide the other Party with copies of all material documents, information and correspondence received from any Regulatory Authority (including a written summary of any material communications in which such other Party did not participate). Such documents, information and correspondence shall be provided (i) within twenty-four (24) hours of receipt thereof if they relate to any matter relating to the Product’s risk or cost profile or if it relates to the Regulatory Approval process, or (ii) within three (3) Business Days of receipt thereof if it relates to any other matter. Without limitation to the foregoing, each Party shall, upon reasonable request, provide the other Party with copies of any other material documents, reports and communications from or to any Regulatory Authority relevant to Product within the Field in the Territory.

7.3.Exchange of Data. During the Term, each Party shall provide to the other Party all such Party’s Data (i.e., in case of MSB, Data comprising Product Know-How, and in the case of Grünenthal, Data comprising GRT Know-How) in each case with respect to Product that has not previously been provided hereunder, in each case promptly upon request by the other Party and necessary or useful for the other Party to conduct its activities under this Agreement. The Party providing such Party’s Data shall provide the same in accordance with any applicable guidelines of the ICH, in electronic form to the extent the same exists in electronic form (and in case of BLA-related data in eCTD format including SAS (full version) data of each clinical trial), and shall provide copies as reasonably requested and an opportunity for the other Party or its designee to inspect (and copy) all other materials comprising such Data (including for example, original patient report forms and other original source data, to the extent access is allowed under Applicable Law). The Parties, through the JDT, will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of such Data.

7.4.Audit Rights.

7.4.1Audit by Grünenthal. MSB shall permit Grünenthal, during normal business hours and upon reasonable advance notice, reasonable access to all relevant facilities of MSB and its Affiliates and Third Party Manufacturers appointed by MSB or its Affiliates, in each case at which Development and Manufacturing activities for the Product are conducted to audit and verify compliance with (i) applicable regulatory requirements with respect to matters relating to the Manufacture (including quality matters) of Product within the Field for the Territory, (ii) all Data to be provided to Grünenthal pursuant to Section 7.3 and (iii) the activities with respect to the Development and Manufacture of the Product. Grünenthal may conduct any such audit itself or using a suitably qualified Third Party consultant selected by Grünenthal and acceptable to MSB (such acceptance not to be unreasonably withheld, conditioned or delayed). Where Grünenthal uses such Third Party consultant to conduct the audit, Grünenthal shall have the right to attend the audit alongside the Third Party consultant. In connection with any such audit, MSB shall have the right to put in place reasonable precautionary measures to prevent any confidential information of any Third Party being disclosed to Grünenthal, provided that such measures do not frustrate the purpose of the audit. MSB shall give Grünenthal and any selected Third Party consultant reasonably necessary assistance for a full and correct conduct of the audit. Grünenthal shall only be permitted to conduct such audits with respect to each applicable facility at a reasonable frequency during the term of this Agreement, unless (i) it has reason to believe (acting reasonably and in good faith) that MSB is in material breach of its obligations under this Agreement, (ii) a serious incident impacting patient health or safety occurs in the conduct of Development activities hereunder or (iii) required by a Regulatory Authority in the Territory, in which case additional audits shall be permitted. Where required by a Regulatory Authority in the Territory, MSB shall allow the Regulatory Authority access to its premises for the purposes of conducting any such audit. Any audit conducted pursuant to this Section 7.4.1 shall not relieve MSB of any of its obligations under this Agreement.

7.4.2Third Parties. MSB shall procure for Grünenthal the rights set forth in Section 7.4.1 from Third Parties acting on MSB’s behalf, including study sites and other contractors with respect to the Product within the Field.

7.5.Safety Data Exchange Agreement. On the Effective Date, the Parties shall enter into a safety data exchange agreement in the form agreed upon by the Parties (“SDE Agreement”).

Article 8

PAYMENTS

8.1.Fees and Royalty.

8.1.1Signature Fee. By no later than the date which is the later of (a) ten (10) Business Days after the Effective Date and (b) October 1, 2019, Grünenthal shall pay to MSB $15,000,000 (fifteen million Dollars) (the “Signature Fee”).

8.1.2Third Phase III Funding. If any Third Phase III Clinical Trial is conducted by MSB in accordance with Section 4.2, Grünenthal shall pay to MSB [***](both internal and external) reasonably incurred by MSB in the conduct of the Third Phase III Clinical Trial in accordance with the protocol therefor. The Parties shall agree a budget for the Third Phase III Clinical Trial through the JSC and MSB shall not incur any costs in connection with the Third Phase III Clinical Trial which are inconsistent with the agreed budget without first obtaining Grünenthal’s consent to do so (such consent not to be unreasonably withheld, conditioned or delayed). Any costs payable by Grünenthal pursuant to this Section 8.1.2 shall be invoiced by MSB Quarterly in arrears, with each invoice being accompanied by written evidence of the invoiced costs (including copies of any applicable Third Party invoices).

8.1.3Milestones. Subject to Sections 4.11 and 4.12, Grünenthal shall pay to MSB the amounts set forth in Exhibit 8.1.3 (each, a “Milestone Payment”) upon the achievement of the corresponding milestone event for Product (each, a “Milestone Event”). The Milestone Payments shall each be due and payable to MSB within [***] of Grünenthal becoming aware of the achievement of the corresponding Milestone Event set forth in Exhibit 8.1.3. The Party responsible for the activity to which a Milestone Event relates shall promptly notify the other Party in writing of its achievement of the relevant Milestone Event. Each Milestone Payment shall be payable only once in respect of each Milestone Event. If, prior to the date on which a Milestone Payment for any Milestone Event is due, Grünenthal notifies MSB of a bona fide Milestone Dispute with respect to that Milestone Event (such notification of dispute to be made within [***] of Grünenthal receiving notice from MSB that the Milestone Event has occurred), (i) Grünenthal’s obligation to pay the Milestone Payment shall be suspended pending resolution of that Milestone Dispute and (ii) if the outcome of the Milestone Dispute (either through agreement of the Senior Executives in accordance with Section 2.6.1 or by expert determination in accordance with Part A of Exhibit 2.10) is that the Milestone Event has occurred, Grünenthal shall pay the applicable Milestone Payment within [***] of the date on which the Milestone Dispute is resolved or determined.

8.1.4Royalty. Subject to Sections 8.1.5 to 8.1.9 below and Exhibit 6.4.1 with respect to the Royalty Period, Grünenthal shall pay to MSB that percentage of Annual Net Sales set forth in Exhibit 8.1.4 (the “Royalty”). Within [***] after the end of each Quarter, Grünenthal shall deliver to MSB a report setting out in detail the following information:

(a)units of Product sold during the Quarter; (b) Net Sales of Product sold during the Quarter; (c) all relevant exchange rate conversions in accordance with Section 8.6; (d) any Supply Price Offset with respect to that Quarter; and (e) the Royalty due to MSB with respect to such Net Sales. The calculation in the report shall be made in, and the Royalty shall be payable in, Dollars. Following receipt of such report, MSB shall provide Grünenthal with an invoice for the Royalties for that Quarter, as specified in the report.

8.1.5Royalty Period. On a country-by-country basis, sales of the Product by Grünenthal shall be royalty free both (a) prior to the Royalty Start Date for that country and

(b)following expiring of the Royalty Period for that country.

8.1.6Royalty Offset. If a Party is unable to resolve a Third Party’s claim or assertion of infringement of a Patent or other intellectual property right with respect to the manufacture, use, sale, offer for sale or importation of Product within the Field in the Territory in accordance with Section 9.3 and the claim or assertion of infringement remains outstanding, then Grünenthal, acting in a commercially reasonable manner, may obtain a licence from such Third Party allowing Grünenthal to Commercialize the Products in accordance with this Agreement without infringing such Third Party’s Patent or other intellectual property right. In such event, Grünenthal shall be entitled to offset an amount equal to the payments made to such Third Party in any Quarter against the Royalty payments that would otherwise be payable to MSB in respect of that Quarter, provided that in no event shall such offset otherwise reduce the Royalty otherwise payable by more than [***].

8.1.7Royalty Reduction for Competition.If any Third Party Commercializes any Third Party Competitive Product in any country in the Territory after the First Commercial Sale of the Product in the Territory, the Royalties payable by Grünenthal with respect to that country pursuant to Section 8.1.4 shall be reduced as follows:

(a)if the aggregate market share of all Third Party Competitive Products in that country during any Annual Period is less than [***], there will be no reduction in Royalties owed for Annual Net Sales in that country;

(b)if the aggregate market share of all Third Party Competitive Products in that country during any Annual Period is greater than or equal to [***] but less than [***], then the Royalties owed for Annual Net Sales in that country for each Annual Period thereafter will be reduced to an amount equal to [***] of the royalty rates set out in Exhibit 8.1.4;

(c)if the aggregate market share of all Third Party Competitive Products in that country is [***] or more during any Annual Period, then the Royalties owed for Annual Net Sales in that country for each Annual Period thereafter will be reduced to an amount equal to [***] of the royalty rates set out in Exhibit 8.1.4; and

(d)if the aggregate market share of all Third Party Competitive Products in that country is [***] or more during any [***] consecutive Annual Periods, then (i) the Royalties owed for Annual Net Sales in that country for each Annual Period thereafter will be reduced to a royalty rate of [***] of Net Sales and (ii) such royalty rate shall apply to all Annual Net Sales in that country such that the royalty tiers described in Exhibit 8.1.4 shall no longer apply to that country.

The aggregate market share of Third Party Competitive Products in the Territory in any Annual Period shall be calculated by reference to (i) aggregate unit sales of all [***] Products in the Field in the relevant country in the Territory in that Annual Period, divided by (ii) aggregate unit sales of all [***] Products and the Product in the Field in the relevant country in the Territory in that Annual Period. Unless otherwise agreed by the Parties, the unit sales of each such Competing Product sold during a half calendar year will be as reported by IQVIA, formerly known as IMS America Ltd. of Plymouth Meeting, Pennsylvania (“IMS”) or any successor to IMS or any other independent sales auditing firm reasonably agreed upon in writing by the Parties as being an appropriate source of information in the Territory.

8.1.8European Royalty Reduction Based on Gross Margin. If, in any Quarter, Grünenthal’s Gross Margin for the Product in any country within Europe is less than [***], then for so long as Grünenthal’s Gross Margin for the Product in any country within Europe remains less than [***], each applicable Royalty Rate for Annual Net Sales in that country will be reduced to a rate equal to [***] of the royalty rates set out in Exhibit 8.1.4. Net Sales from the so affected country(ies) within Europe shall be attributed on a pro-rata basis to each royalty tier under which Royalties are paid during the applicable Annual Period. For the avoidance of doubt, Gross Margin shall always be calculated disregarding any reduction of the royalty rate that would be made pursuant to this Section 8.1.8.

8.1.9Royalty Reduction for Material Breach. If (a) MSB commits any material breach of this Agreement in relation to which MSB becomes liable to pay any damages to Grünenthal (whether by way of any settlement agreed between the Parties or by way of arbitral award made pursuant to any arbitration under Section 13.4) and (b) MSB fails to pay such damages in accordance with the terms of the relevant settlement or arbitral award and fails to remedy such failure within [***] of receipt of written notice from Grünenthal requiring it to do so, then [***].

8.1.10Within [***] following the end of each Annual Period, the Parties shall collaborate (acting reasonably and in good faith) in the conduct of a Royalty true-up to ensure that the Royalties paid with respect to that Annual Period accurately reflect the requirements of Sections 8.1.4 to 8.1.9 having regard to the various reductions, adjustments and set-offs referenced in those Sections.

8.2.Payment Method. All payments due under this Agreement to MSB shall be made by bank wire transfer in immediately available funds to the account outlined below (or such alternative account as may be notified by MSB to Grünenthal from time to time on written notice) and shall be non-refundable and non-creditable, (except for [***]). All payments hereunder shall be made in Dollars. Except as otherwise provided herein, all payments due under this Agreement shall be due and payable within [***] of the date of invoice. If MSB notifies Grünenthal of an alternative account for payment, (a) its notice to Grünenthal of the new account shall identify the details of the account including the name of the account holder (which must be MSB or an Affiliate of MSB) and (b) the change in account shall only take effect with respect to payments due after the date that is [***] following Grünenthal’s receipt of notice of the change.

MSB account details as the Effective Date:

•[***]

8.3.Taxes.

8.3.1The Parties agree that for income tax purposes in any jurisdiction they will treat the transaction under this Agreement, unless otherwise required by Applicable Law, as a collaboration agreement that does not constitute a partnership or a joint venture, and agree to not take (or cause any Person to take), any position on any Tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Law and except upon a final determination of the applicable Taxing Authority.

8.3.2All payments made under this Agreement shall be net prices and free and clear of any and all taxes (like sales and use taxes, consumption taxes, goods- and sale taxes or value added taxes or comparable taxes), duties, levies, fees or other charges, except for withholding taxes. Where any sum due to be paid to a Party hereunder is subject to any withholding tax, the Parties shall use Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the paying Party shall deduct any withholding taxes from payment and pay such withholding or similar tax to the appropriate government authority. In any case the entitled Party (to be defined by the contract) will apply for issuing the tax certificate of paid withholding tax at the tax authority and send this certificate in the original version to the partner.

8.4.Inspection of Records.

8.4.1Grünenthal shall, and shall cause its Affiliates to, keep full and accurate books and records setting forth (a) gross amounts invoiced of Product, Net Sales of Product, itemized deductions from gross amounts invoiced taken to calculate Net Sales and (b) other particulars necessary to calculate amounts payable to MSB under this Article 8. Grünenthal shall permit MSB, by independent qualified public accountants engaged by MSB and reasonably acceptable to Grünenthal (provided that the firms described on Exhibit 8.4.1 shall be deemed acceptable), to examine such books and records at any reasonable time during normal working hours on reasonable (at least thirty (30) days) prior notice, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to this Article 8. The foregoing right of review may be exercised only once during each Annual Period, unless there is a reasonable basis for exercise of such right of review more frequently.

8.4.2If, as a result of any such examination, MSB reasonably concludes that Grünenthal has underreported the Royalty or other amounts payable hereunder to MSB under this Article 8, MSB shall inform Grünenthal of its disagreement with the calculation of Royalty or other amounts payable to MSB in a written notice setting forth MSB’s calculation of Royalty or other amounts payable to MSB in reasonable detail. If the Grünenthal does not dispute the calculations set forth in MSB’s notice within thirty (30) days after receipt of such notice from MSB, the calculations in MSB’s notice shall be deemed the final Royalty or other amounts payable to MSB hereunder for such period.

8.4.3In the event Grünenthal disputes MSB’s calculation of Royalty or other amounts payable to MSB as set forth in such notice, Grünenthal shall within thirty (30) days after receipt of such notice from MSB, provide written notice to MSB of its disagreement with MSB’s notice and the Parties will attempt thereafter to resolve such dispute amicably. If after thirty (30) days the Parties are unable to resolve such dispute, the Parties agree to submit the dispute for resolution to an independent Third Party accounting firm jointly selected by the Parties and the decision of such independent accounting firm as to as to the amount of Royalty or other amount for such audited period shall be final (absent clear error).

8.4.4MSB shall bear its cost of any such examination and review (including the fees of the independent accounting firm jointly selected by the Parties); provided that if the inspection and audit shows an underpayment of more than the lesser of [***] of the amount due for the applicable period and [***], then Grünenthal shall promptly reimburse MSB for all reasonable costs incurred in connection with such examination and review. Grünenthal shall promptly pay to MSB the amount of any underpayment revealed by an examination and review. At Grünenthal’s election, Grünenthal may either require MSB to promptly pay to Grünenthal the amount of overpayment by Grünenthal revealed by such examination and review or make the amount of such overpayment fully creditable against future payment owed by Grünenthal to MSB under this Article 8.

8.4.5MSB shall, and shall cause its Affiliates to, keep full and accurate books and records setting forth all costs (both internal and external) incurred by MSB in the conduct of the Third Phase III Clinical Trial. MSB shall permit Grünenthal, by independent qualified public accountants engaged by Grünenthal and reasonably acceptable to MSB (provided that the firms described on Exhibit 8.4.1 shall be deemed acceptable), to examine such books and records at any reasonable time during normal working hours on reasonable (at least [***]) prior notice, but not later than [***] following the rendering of any corresponding reports, accountings and payments pursuant to Section 8.1.2. The foregoing right of review may be exercised only once during each calendar year, unless there is a reasonable basis for exercise of such right of review more frequently.

8.4.6If, as a result of any such examination, Grünenthal reasonably concludes that MSB has overreported the costs incurred by MSB in the conduct of the Third Phase III Clinical Trial, Grünenthal shall inform MSB of its disagreement with those costs in a written notice setting forth Grünenthal’s calculation of those costs in reasonable detail. If MSB does not dispute the calculations set forth in Grünenthal’s notice within [***] after receipt of such notice from Grünenthal, the calculations in Grünenthal’s notice shall be deemed to be the costs incurred by MSB in the conduct of the [***].

8.4.7In the event MSB disputes Grünenthal’s calculation of the costs incurred by MSB in the conduct of the Third Phase III Clinical Trial as set forth in such notice, MSB shall within [***] after receipt of such notice from Grünenthal, provide written notice to Grünenthal of its disagreement with Grünenthal’s notice and the Parties will attempt thereafter to resolve such dispute amicably. If after [***] the Parties are unable to resolve such dispute, the Parties agree to submit the dispute for resolution to an independent Third Party accounting firm jointly selected by the Parties and the decision of such independent accounting firm as to as to the amount of those costs for such audited period shall be final (absent clear error).

8.4.8Grünenthal shall bear its cost of any such examination and review (including the fees of the independent accounting firm jointly selected by the Parties); provided that if the inspection and audit shows an overpayment of more than the lesser of [***] of the amount due for the applicable period and [***], then MSB shall promptly reimburse Grünenthal for all reasonable costs incurred in connection with such examination and review. At Grünenthal’s election, Grünenthal may either require MSB to promptly pay to Grünenthal the amount of overpayment by Grünenthal revealed by such examination and review or make the amount of such overpayment fully creditable against future payment owed by Grünenthal to MSB under this Article 8.

8.5.Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (a) the rate equal to [***], effective for the date that payment was due, plus an [***], or (b) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 8.5 shall in no way limit any other remedies available to either Party. For the purposes of this Section 8.5, [***].

8.6.Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the same exchange rates used by Grünenthal for its own public financial reporting purposes, or if none is used, then the average of the buying and selling rates on the last Business Day of the Relevant Period to which the amount applies as published by the European Central Bank.

8.7.Acknowledgement. The Parties acknowledge that the economic terms and conditions set forth herein were negotiated and agreed to and represent a fair and equitable allocation of the value from Product within the Field in the Territory. The Parties further acknowledge that there is considerable value in the Product Technology (including the Product Know-How) that is consistent with the economic terms and conditions herein.

8.8.Development Funding.

8.8.1The Parties acknowledge that it is their intent that, in order to adequately conduct the activities allocated to MSB under the Development Plan, [***] (the “Funding Intent”).

8.8.2If, at any time during the conduct of the Development Plan, Grünenthal (acting reasonably and in good faith) considers that MSB is not funding its Development activities under the Development Plan in a manner consistent with the Funding Intent, Grünenthal may provide MSB with a written request (a “Funding Evidence Request”) requiring MSB to provide documentation showing that its aggregate funding of the Development activities allocated to MSB under the Development Plan between the date on which Development activities under the Development Plan commenced and the date of the Funding Evidence Request (the “Funding-to-Date Amount”) [***] (the “[***] Amount”). Notwithstanding anything to the contrary, if, as of the date of the Funding Evidence Request, MSB has performed all of the activities assigned to it under the Development Plan in accordance with (i) the schedule set forth therein, (ii) its diligence obligations under Section 4.9.1 and (iii) good industry practice, then MSB shall be deemed to have met the Funding-to-Date Amount requirement.

8.8.3Within [***] of receipt of a Funding Evidence Request from Grünenthal, MSB shall provide Grünenthal with such documentary evidence as is necessary to demonstrate to Grünenthal’s satisfaction (acting reasonably and in good faith) that the Funding-to-Date Amount is equal to or exceeds the Milestones-to-Date Amount. If, following receipt of such evidence, Grünenthal considers that the Funding-to-Date Amount is less than [***] Amount, Grünenthal may refer the matter for discussion between the Parties’ respective Senior Executives. If, within [***] of the date on which the matter is referred to the Senior Executives, Grünenthal still considers (acting reasonably and in good faith) that the Funding-to-Date Amount is less than the [***] Amount, Grünenthal may terminate this Agreement on [***] written notice to MSB, provided that if MSB disputes that the Funding-to-Date Amount is less than the [***] Amount (“Adequate Funding Dispute”), MSB may, prior to the end of that [***]termination notice period, provide Grünenthal with written notice of the Adequate Funding Dispute, in which case (i) the Parties shall refer the matter to binding expert determination in accordance with the procedure in Part C of Exhibit 2.10, (ii) termination of this Agreement shall be suspended pending resolution of that Adequate Funding Dispute and (iii) if the outcome of the Adequate Funding Dispute is that the Funding-to-Date Amount is less than the [***] Amount, Grünenthal may terminate this Agreement on [***] written notice to MSB.

Article 9

INTELLECTUAL PROPERTY

9.1.Ownership of Inventions. As between the Parties, all right, title and interest to inventions and other subject matter made (a) solely by or on behalf of MSB in the course of conducting activities under this Agreement (“MSB Sole Inventions”) and all intellectual property rights therein (including Patents claiming the same, the “MSB Sole Patents”) shall be solely owned by MSB, (b) solely by or on behalf of Grünenthal in the course of conducting activities under this Agreement (“GRT Sole Inventions”) and all intellectual property rights therein (including Patents claiming the same, the “GRT Sole Patents”) shall be solely owned by Grünenthal, and (c) made jointly by or on behalf of each Party in the course of conducting activities under this Agreement (“Joint Inventions”) and all intellectual property rights therein (including Patents claiming the same, the “Joint Patents”) shall be jointly owned by Grünenthal and MSB. For the avoidance of doubt, (i) MSB reserves the right to use, practice or otherwise exploit any and all MSB Sole Inventions, MSB Improvements and Joint Inventions for any and all purposes subject to the rights granted under Section 3.1 and (ii) Grünenthal reserves the right to use, practice or otherwise exploit any and all GRT Sole Inventions and Joint Inventions for any and all purposes. Subject to any exclusive rights granted under this Agreement, each Party shall have the rights to license, assign or otherwise exploit Joint Inventions or the intellectual property therein (including Joint Patents) without the obligation to obtain any approval or accounting and each Party waives any such approval or accounting right.

9.2.Patent Prosecution.

9.2.1Prosecution by MSB. Subject to Section 9.2.2, MSB (or its designee) shall control the Prosecution and Maintenance of Product Patents (including Joint Patents).

9.2.2Back-Up Rights for Grünenthal. In the event MSB determines to abandon any Product-Specific Patent or Joint Patent in any jurisdiction in the Territory (without initiation of the Prosecution and Maintenance of a substitute therefor), MSB shall provide Grünenthal with prompt written notice (at least [***] prior to the date such abandonment would become effective), in which event Grünenthal shall have the right, at its option, to require the assignment of all right, title and interest in and to such Patent, without further consideration, to Grünenthal (or its designee) and assume the Prosecution and Maintenance of such Patent in its own name. In the event MSB determines to abandon any Non-Product-Specific Patent in any jurisdiction in the Territory (without initiation of the Prosecution and Maintenance of a substitute therefor), (a) MSB shall provide Grünenthal with at least [***] notice prior to the date such abandonment would become effective, (b) within [***] after such notice, by written notice to MSB, Grünenthal shall have the right to require MSB to continue Prosecuting and Maintaining such Patent or assign such Patent to Grünenthal (or its designee) and (c) within [***] after MSB’s receipt of such notice, MSB shall provide notice to Grünenthal if MSB elects to continue to Prosecute and Maintain such Patent and if no such notice is provided by MSB, Grünenthal shall have the right, at its option, to require the assignment of all right, title and interest in and to such Patent, without further consideration, to Grünenthal (or its designee) and assume the Prosecution and Maintenance of such Patent in its own name.

9.2.3Cooperation. With respect to any Product Patent (including Joint Patents), the Party controlling the Prosecution and Maintenance shall (a) keep the other Party reasonably informed on such activities (including notifying the other Party of all material developments with respect to such activities in the Territory in a timely manner and providing the other Party copies of all material documents received and filed in connection with the Prosecution and Maintenance of such Product Patent), and (b) provide the other Party an opportunity to review and comment on material submissions and correspondence with any patent office and shall: (i) with respect to Non-Product-Specific Patents, in good faith, take into consideration the other Party’s input with respect thereto; and (ii) with respect to Product-Specific Patents, incorporate such comments unless it has a reasonable basis not to do so, which basis is communicated to and discussed in good faith with the other Party.

9.2.4Product-Specific Claims. MSB shall consider in good faith any reasonable request by Grünenthal to separate Product-Specific Claims into a Product-Specific Patent, by filing appropriate divisional(s) or otherwise, to the extent it would not interfere with any other claims in or otherwise be detrimental to any Patent in which MSB has an interest.

9.2.5Patent Costs. The Prosecution and Maintenance of Product Patents by MSB (or its designee) shall be at MSB’s expense, except that Grünenthal shall be responsible for reimbursing MSB for [***] of the Third Party costs and expenses incurred by MSB or its Affiliate for the Prosecution and Maintenance of Joint Patents within [***] after receipt of an invoice from MSB therefor. If Grünenthal provides MSB with [***] written notice specifying that it no longer desires to bear such costs and expenses with respect to a particular Joint Patent, then [***] after MSB’s receipt of such notice, Grünenthal shall not be responsible for any further costs or expenses under this Section 9.2.5 related to any such Joint Patent; provided however that Grünenthal shall be responsible for any costs and expenses incurred up to and as of the date that is [***] after MSB receives such notice, and all right, title and interest in and to such Joint Patent (together with any Patents issuing thereon or therefrom) shall be assigned, without further consideration, to MSB (subject to the rights granted under Section 3.1).

9.3.Defense of Third Party Infringement Claims. If Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent or other intellectual property right with respect to the manufacture, use, sale, offer for sale or importation of Product within the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”) . Neither Party shall enter into any settlement of any claim described in this Section 9.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

9.4.Enforcement.

9.4.1Notice. Subject to the provisions of this Section 9.4, in the event that either Party reasonably believes that any Product Patent is being infringed by a Third Party within the Field in the Territory or is subject to a declaratory judgment action arising from such infringement, such Party shall promptly notify the other Party. In addition, each Party shall promptly notify the other Party in the event it receives any written claim contesting the validity, ownership or enforceability (as applicable) of any of the Product Technology.

9.4.2By Grünenthal within the Field. As between the Parties, Grünenthal shall have the initial right (but not the obligation) to initiate and control at its expense any enforcement action with respect to any infringement of any Product Patent solely within the Field in the Territory, to defend any declaratory judgment action with respect to any Product-Specific Patent in the Territory, and to defend any claim contesting the validity, ownership or enforceability (as applicable) of any Product-Specific Patent in the Territory (each, an “Enforcement Action”) provided that (a) such right to initiate or defend an Enforcement Action with respect to Non-Product-Specific Patents is subject to MSB’s approval, not to be unreasonably withheld, conditioned or delayed and (b) MSB, at its option, shall have the right, within [***] after commencement of a declaratory judgment action with respect to a Product-Specific Patent, to intervene and participate in the defense of the action at its own expense. In the event that Grünenthal or its designee fails to commence an Enforcement Action with respect to any infringement of any Product Patent within [***] (or such shorter period necessary to initiate and maintain full rights of enforcement under such action) of a request by MSB to do so, MSB or its designee may commence an Enforcement Action with respect to such infringement at its own expense. With respect to any Enforcement Action controlled by Grünenthal under this Section 9.4.2, MSB agrees to join such Enforcement Action as a party, or to permit Grünenthal to add MSB as a party, upon Grünenthal’s request and expense, in the event and to the extent Grünenthal reasonably believes such joinder is necessary to fully enforce rights under, and obtain remedies in respect of, any Product Patent.

9.4.3Other Enforcement Actions. As between the Parties, MSB or its designee shall have the sole right (but not the obligation) to initiate and control at its expense any enforcement action with respect to infringement of any Product Patent in the Territory not solely within the Field, to defend any declaratory judgment action with respect to any Non-Product-Specific Patent, and to defend any claim contesting the validity, ownership or enforceability (as applicable) of any Product Technology other than Product-Specific Patents in the Territory. In the event that (a) MSB or its designee fails to commence an enforcement action or defense pursuant to this Section 9.4.3 with respect to any such matters within the Field in the Territory (which actions or defense shall also be considered an Enforcement Action) within ninety (90) days of its receipt of Grünenthal’s written request for initiation of such an action (or within such shorter period as may be necessary to initiate and maintain full enforcement rights under such an action), (b) there is a reasonable likelihood of success on the merits for such an action or defense; provided that in the event the Parties do not agree on whether there is a reasonable likelihood of success on the merits, such matter shall be referred to an independent patent attorney(s) mutually agreed by the Parties (which attorney shall have at least twenty five (25) years of biopharmaceutical patent litigation experience in the Territory) for resolution, (c) MSB is not enforcing any other Product Patent against such Third Party infringer in respect of infringement of such Product Patent in the

Territory and within the Field, and (d) there is not a Product-Specific Patent that Grünenthal could enforce against such Third Party infringer; then after consulting with MSB regarding Grünenthal’s reasons for believing that failure to commence or defend such action may have a material adverse impact on any of the Grünenthal Rights or the Grünenthal’s exercise or enjoyment thereof and considering in good faith any concerns that MSB may have regarding commencement or defense of such action, Grünenthal or its designee may commence an enforcement action or defense with respect to such infringement within the Field or defense of such Non-Product-Specific Patent, and shall have the sole right to control any such action at its own expense; provided that MSB, at its option, shall have the right at any time to participate in such action at its own expense. MSB agrees to join any such enforcement action as a party, or to permit Grünenthal to add MSB as a party, upon Grünenthal’s request, in the event and to the extent Grünenthal reasonably believes such joinder is necessary to fully enforce rights under, and obtain remedies in respect of, such infringement.

9.4.4Cooperation. The Party commencing, controlling or defending any Enforcement Action under this Section 9.4 (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, at the Enforcing Party’s request and expense. The Enforcing Party shall also have the right to control settlement of such Enforcement Action; provided, however, no settlement shall be entered into without the prior written consent of the other Party if such settlement would materially and adversely affect the interests of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. The Enforcing Party shall carefully and duly consider any comments the other Party provides regarding such Enforcement Action.

9.4.5Recoveries. Any recovery received as a result of any Enforcement Action to enforce any Product Patent pursuant to this Section 9.4 shall be used first to reimburse each Party for the costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared between MSB and Grünenthal [***].

9.4.6Enforcement Outside the Territory. If MSB initiates any enforcement action with respect to the infringement of any Product-Specific Patent outside the Territory, MSB shall (a) keep Grünenthal reasonably informed of the progress of such Enforcement Action, (b) to the extent the outcome of such Enforcement Action could affect Grünenthal’s interests in the Territory, carefully and duly consider any comments the other Party provides regarding such Enforcement Action and (c) not settle such Enforcement Action without the prior written consent of Grünenthal if such settlement would materially and adversely affect the interests of Grünenthal, such consent not to be unreasonably withheld, conditioned or delayed.

9.4.7Entity. In this Section 9.4, a reference to MSB shall mean (a) Mesoblast Limited to the extent the relevant Patent is Controlled by Mesoblast Limited, and (b) Mesoblast Sàrl to the extent the relevant Patent is Controlled by Mesoblast Sàrl.

9.5.Regulatory Exclusivity. In the event that either Party reasonably believes that exclusivity rights under any Marketing Approval for the Product within the Field in the Territory are being violated (whether by making, using, offering, for sale or selling any biosimilar equivalent of Product, or otherwise) by a Third Party, such Party shall promptly notify the other Party. For clarity, as holder of the Marketing Approval for a Product, Grünenthal shall have the first right to bring any action to enforce such exclusivity rights arising from a Marketing Approval for the Product within the Field in the Territory.

9.6.Patent Marking. To the extent required by Applicable Law, Grünenthal shall mark (or cause to be marked) Product Commercialized hereunder, in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of Patents, with appropriate Product Patent numbers or indicia consistent with Applicable Law.

9.7.Data. All Data generated by or on behalf of a Party through the performance of activities under this Agreement shall be owned by that Party unless expressly stated otherwise hereunder.

9.8.Trademarks. Grünenthal shall be solely responsible for the selection (in good faith consultation with MSB), registration, prosecution, maintenance, enforcement and defense of, and will solely own all right, title and interest in, all Trademarks for use in connection with the Commercialization of the Product within the Field in the Territory (collectively, the “Product Marks”), as well as all expenses associated therewith. Grünenthal will have the right to implement a branding strategy for Product, as outlined in the Commercialization Plan using such Product Marks.

9.9.Recordal of Licence. Grünenthal shall have the right to record any licence granted to it by MSB under this Agreement at any relevant intellectual property registry. Upon Grünenthal’s request, MSB shall ([***]) provide Grünenthal with any assistance reasonably requested by Grünenthal to enable Grünenthal to exercise its right under this Section 9.9.

Article 10

CONFIDENTIALITY

10.1.Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). The terms and conditions of this Agreement shall be deemed to be the Confidential Information of each Party. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

10.1.1was already known to or possessed by the receiving Party without any obligation of confidentiality, at the time of its disclosure to the receiving Party hereunder;

10.1.2was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

10.1.3became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

10.1.4was independently developed by the receiving Party without use of or reference to the other Party’s Confidential Information as demonstrated by documented evidence prepared by the receiving Party contemporaneously with such independent development; or

10.1.5was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party not known by the receiving Party to have an obligation to the disclosing Party not to disclose such information to others.

10.2.Authorized Use and Disclosure.Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following situations:

10.2.1Prosecuting and Maintaining Product Patents in accordance with Section 9.2 provided that the receiving Party has provided reasonable prior notice of such disclosure to the disclosing Party (unless prohibited by Applicable Law) and had due regard to any representation made by the disclosing Party in relation to such disclosure;

10.2.2complying with the requirement of Regulatory Authorities with respect to filing for, obtaining and maintaining Regulatory Approvals for Product in accordance with this Agreement (including conducting Development of Product provided that the receiving Party has provided prior reasonable notice of such disclosure to the disclosing Party (unless prohibited by Applicable Law) and had due regard to any representation made by the disclosing Party in relation to such disclosure;

10.2.3complying with Applicable Laws and regulations promulgated by security exchanges, court order or administrative subpoenas or orders or otherwise submitting information to tax authorities and other governmental authorities; provided that the receiving Party has provided prior notice of such disclosure to the disclosing Party (unless prohibited by Applicable Law) and afforded the disclosing Party the opportunity to resist or obtain protections in respect of such disclosure;

10.2.4disclosure to its or its Affiliates’ employees, consultants, advisors (including financial advisors, lawyers and accountants), permitted sublicencees and subcontractors, and others on a need to know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential Information are bound by written or otherwise legally enforceable obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 10 prior to any such disclosure; and

10.2.5disclosure to existing and potential merger partners, investors, acquirers or licensees, including their respective consultants and professional advisors (including financial advisors, lawyers and accounts), solely on a need-to-know basis in order to evaluate an actual or potential investment, acquisition or business transactions; and provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential consistent with the nature of the Confidential Information so disclosed and provided further that the receiving Party has provided prior notice of such disclosure to the disclosing Party (excluding details of the recipient) and had due regard to any representation made by the disclosing Party in relation to such disclosure.

10.3.Prior Agreements. This Agreement supersedes (a) the mutual non-disclosure agreement between Mesoblast Limited and Grünenthal dated [***] (as extended by such Persons) and (b) that certain term sheet between Mesoblast Limited and Grünenthal dated [***] with respect to Part iv (Confidentiality) thereof (the “Prior Understandings”). All such information or materials disclosed or provided by MSB or its Affiliates to Grünenthal or its Affiliates (or their representatives) under the Prior Understandings shall be deemed Confidential Information of MSB (subject to the exceptions set forth herein) and shall be subject to Grünenthal’s confidentiality obligations under this Article 10. All such information disclosed by Grünenthal or its Affiliates to MSB or its Affiliates (or their representatives) under the Prior Understandings shall be deemed Confidential Information of Grünenthal (subject to the exceptions set forth herein) and shall be subject to MSB’s confidentiality obligations under this Article 10.

10.4.Scientific Publications.

10.4.1The Parties, through the JSC or CRB (as applicable) shall (a) determine the strategy for, (b) develop a publication plan in relation to, and (c) coordinate, the publication and presentation of results of clinical trials of the Product and other Data generated in the conduct of the Development activities hereunder.

10.4.2Each Party recognises that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any patent application until such patent application has been published. Accordingly each Party shall submit to the other Party any proposed publication or public disclosure containing clinical or scientific results relating directly to Product within the Field at least [***] in advance (subject to a Party’s right to make disclosures described in Section 10.2.3) to allow the other Party to review such proposed publication or disclosure. The reviewing Party shall notify the requesting Party in writing during such [***] reviewing period if the reviewing Party wishes to (a) remove its Confidential Information from such proposed publication or presentation, in which event the requesting Party shall remove such Confidential Information from its proposed publication or presentation; or (b) request a reasonable delay in publication or presentation in order to protect patentable information, in which event the requesting Party shall delay the publication or presentation for a period of no more than [***] to enable patent applications to be filed in accordance with Section 9.2 protecting inventions disclosed in such publication or presentation. If, during the [***] reviewing period, the reviewing

Party notifies the requesting Party that it does not consent to the publication due to any good faith concerns that the publication would be contrary to Applicable Laws, detrimental to the Product in the Field or detrimental to the interests of the reviewing Party, the requesting Party shall not make the publication and the matter shall be referred to the JSC for resolution. For clarity, if the reviewing Party fails to notify the requesting Party during the [***] reviewing period as provided under this Section 10.4, the requesting Party shall be free to proceed with the proposed publication or presentation.

10.5.Publicity.

10.5.1Press Release. The Parties have agreed upon a joint press release to announce the execution of this Agreement, which is attached hereto as Exhibit 10.5.1; thereafter, MSB and Grünenthal may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Subject to the foregoing, neither Party shall make any further public announcements or issue any further press releases concerning this Agreement or the subject matter of this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any press releases prior to its issuance.

10.5.2Publicity Review. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding Product within the Field in the Territory and other activities in connection with this Agreement, beyond what may be strictly required by Applicable Law and the rules of recognized stock exchanges. If, from time to time, a Party wishes to make any such disclosure which is not strictly required by Applicable Law or the rules of recognized stock exchanges it shall provide the other Party with written details of the proposed disclosure and shall only make such disclosure if it has received the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Such disclosures may include disclosures relating to achievement of significant events in the Development (including regulatory process and occurrence of Marketing Approval for Product within the Field in the Territory) or Commercialization of Product within the Field in the Territory hereunder. Unless otherwise requested by MSB, Grünenthal shall indicate that MSB is the owner and innovator of Product and the Product Technology in each public disclosure regarding Product issued by Grünenthal pursuant to this Section 10.5.2. The principles to be observed by each Party in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities and the need to keep investors and others informed regarding the requesting Party’s business, including as required by the rules of recognized stock exchanges. For the avoidance of doubt, nothing in this Section 10.5.2 shall prevent a Party from making any disclosure required by Applicable Law or the rules of recognized stock exchanges.

10.6.Common Interest. The Parties acknowledge that as a result of their activities under this Agreement they may desire to share information or materials for which attorney-client privilege or similar privileges or doctrines may apply, including pursuant to Article 9, and in such case at the request of either Party, the Parties shall agree on and enter into a “common interest agreement” on standard and customary terms and conditions wherein the Parties will document such common interest and the appropriate protections for such information and materials.

Article 11

REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

11.1.Grünenthal Representations and Warranties. Grünenthal represents and warrants to MSB that as of the Effective Date:

11.1.1it is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

11.1.3this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (b) general principles of equity;

11.1.4it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to MSB hereunder;

11.1.5to Grünenthal’s Knowledge there is no action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement or Grünenthal’s ability to perform its obligations under this Agreement; and

11.1.6neither Grünenthal nor any of its Affiliates, nor, to Grünenthal’s Knowledge, any of its subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

11.2.MSB’s Warranties. Each of Mesoblast Limited and Mesoblast Sàrl represents and warrants to Grünenthal that as of the Effective Date:

11.2.1it is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.2.2it is in good standing, has the power to carry on its business as now conducted and, as at the Effective Date, has not suffered any MSB Insolvency Event;

11.2.3it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

11.2.4this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (b) general principles of equity;

11.2.5MSB has not granted, and will not grant during the Term, rights to any Third Party under the Product Technology that conflict with the rights granted to Grünenthal hereunder;

11.2.6to MSB’s Knowledge there is no action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement or ability to perform its obligations under this Agreement;

11.2.7to MSB’s Knowledge, all Development activity conducted by or on behalf of MSB or its Affiliates prior to the Effective Date in relation to the Product have been conducted in compliance with Applicable Laws;

11.2.8neither MSB nor any of its Affiliates has been in material breach of any Applicable Laws relating to the conduct of its business in the twenty-four month period prior to the Effective Date;

11.2.9neither MSB nor any of its Affiliates is in breach of the MSB Loan Agreement;

11.2.10 the Product Technology is not subject to any security interest or other encumbrance other than the security interests granted pursuant to the MSB Loan Agreement;

11.2.11neither MSB nor any of its Affiliates, nor, to MSB’s Knowledge, any of its subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual;

11.2.12 neither MSB or any of its Affiliates has intentionally withheld from Grünenthal any information (a) that is material to the Development, Commercialization and/or Manufacturing activities with respect to the Product contemplated by this Agreement and (b) that would have affected Grünenthal’s decision to enter into this Agreement; and

11.2.13all information disclosed to Grünenthal by MSB in relation to the Product prior to the Effective Date (including all information included in the “Mesoblast” electronic data room relating to the transaction contemplated hereunder hosted by Donnelley Financial Solutions Venue) was accurate in all material respects. Promptly following the Effective Date, MSB will provide a copy of the contents of such data room to Grünenthal in electronic form, all of which shall be deemed the Confidential Information of MSB.

11.3.MSB Product Technology Warranties and Covenants. In addition to its other obligations under this Agreement in respect of Product Technology each of Mesoblast Limited and Mesoblast Sàrl represents, warrants and covenants to Grünenthal as of the Effective Date as follows:

11.3.1MSB has prior to the Effective Date disclosed to Grünenthal a complete and accurate copy of all agreements between MSB or any of its Affiliates with any Third Party pursuant to which MSB or its Affiliate has acquired rights (whether by license, assignment or other transfer) to any Product Technology from any Third Party and pursuant to which MSB or its Affiliate has any continuing obligations, financial or otherwise, to such Third Party in respect of such Product Technology (such agreements the “Third Party Project Technology Agreements”). During the Term, MSB shall comply, and shall cause its Affiliates to comply with their respective obligations under any Third Party Project Technology Agreement.

11.3.2(a) MSB (either Mesoblast Limited, Mesoblast Sàrl or an Affiliate) Controls the Product Patents described on Exhibit 1.68 and the Product-Specific Patents described on Exhibit 1.70, (b) no Product Patent has been invalidated or held unenforceable and, to MSB’s Knowledge there are no facts that will cause any Product Patent to be invalid or unenforceable, and (c) to its Knowledge, MSB has not misrepresented or failed to disclose any facts or circumstances in any application for any Product Patent that it or its Affiliate owns, prosecutes or maintains or has the authority to prosecute or maintain that would constitute fraud or a material misrepresentation with respect to such application and that would affect the enforceability of any granted or subsequently granted patent of such Product Patent.

11.3.3to MSB’s Knowledge there are no Third Party Patents or Know-How that MSB would need to acquire rights (whether by license, assignment or other transfer) under to Develop and Manufacture Product as currently contemplated by MSB or to Commercialize the Product, in each case within the Field in the Territory, and all such rights that are Controlled by MSB are included in the Product Technology.

11.3.4MSB has not received any written claim by any Person contesting the validity, ownership or enforceability (as applicable) of any Product Technology or alleging that any Development activities in respect of Product conducted by or on behalf of MSB or its Affiliates infringes, misappropriates or otherwise violates any Patents, Know-How or other Third Party intellectual property and MSB is not aware of any such claim having been threatened.

11.3.5to MSB’s Knowledge, none of the Development activities in respect of Product conducted by or on behalf of MSB or its Affiliates has infringed, misappropriated or otherwise violated any Patents, Know-How or other intellectual property of any Third Party, whether directly, as a contributory infringer, through inducement or otherwise.

11.3.6to MSB’s Knowledge, none of the Development, Manufacture or Commercialization of Product (including, for the avoidance of doubt, methods of isolating, preparing, culturing, purifying, proliferating, and enhancing MPCs and MPC preparations and populations) within the Field, as currently contemplated by MSB (including pursuant to the Development Plan) will infringe, misappropriate or otherwise violate, any Patents, Know-How or other the intellectual property of any Third Party, whether directly, as a contributory infringer, through inducement or otherwise.

11.3.7to MSB’s Knowledge no Third Party is infringing, misappropriating or otherwise violating any Product Technology in the Territory within the Field.

11.3.8MSB and its Affiliates have taken, and during the Term shall continue to take Commercially Reasonable Efforts to maintain and protect Product Technology, including taking reasonable steps, to maintain and protect the confidentiality of the Product Know-How consistent with its past practice.

11.4.Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXPRESS WARRANTIES OF ANY OTHER TRANSACTION AGREEMENT (ONCE EXECUTED), MSB AND GRÜNENTHAL EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCT AND PRODUCT TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

11.5.Indemnification.

11.5.1Indemnification by MSB. MSB hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Grünenthal and its Affiliates, and its and their agents, directors, officers and employees (the “Grünenthal Indemnitees”) from and against any liability or expense (including reasonable legal expenses, fines and attorneys’ fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third Party Claim”) against any Grünenthal Indemnitee arising out of (a) MSB’s breach of this Agreement including any of MSB’s respective representations and warranties under Section 11.2 or Section 11.3, (b) the gross negligence, intentional misconduct or noncompliance with Applicable Law of MSB, any of its Affiliates or any of its subcontractors or sublicensees, or (c) the conduct of activities under this Agreement by MSB, any of its Affiliates or any of its subcontractors or sublicensees. MSB’s obligation to Indemnify the Grünenthal Indemnitees pursuant to this Section 11.5.1 shall not apply to the extent that any such Losses are Losses for which Grünenthal is obligated to Indemnify MSB Indemnitees pursuant to Section 11.5.2.

11.5.2Indemnification by Grünenthal. Grünenthal hereby agrees to Indemnify MSB and its Affiliates, and its and their agents, directors, officers and employees (the “MSB Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising out of: (a) Grünenthal’s breach of this Agreement, including any of Grünenthal’s representations and warranties under Section 11.1, (b) Grünenthal’s gross negligence, intentional misconduct or noncompliance with Applicable Law of Grünenthal, any of its Affiliates or any of its suboncontractors or sublicensees or (c) the conduct of activities under this Agreement by Grünenthal, any of its Affiliates or any of its subcontractors or sublicensees. Grünenthal’s obligation to Indemnify MSB Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses are Losses for which MSB is obligated to Indemnify the Grünenthal Indemnitees pursuant to Section 11.5.1.

11.5.3Procedure. To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Third Party Claim giving rise to the indemnification obligation pursuant to this Section 11.5 and, except as provided below, the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Losses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. If: (a) the indemnifying Party does not assume the defense of any such claim or legal proceeding in accordance with the terms hereof within [***] after the first to occur of its receipt of notice thereof from the indemnified Party, (b) a good faith and diligent defense is not being or ceases to be conducted by the indemnifying Party, or (c) if Grünenthal is the indemnified Party, if the claim or legal proceeding involves allegations that the Product or its manufacture, use, sale, offer for sale or importation within the Field in the Territory infringes a Patent and for this clause (c) Grünenthal notifies MSB that it will control the defense of such Third Party Claim at the time it provides notice of such Third Party Claim, the indemnified Party shall have the right (but not the obligation) to defend or settle (and control the defense of) such claim or legal proceeding, and in such event, the indemnifying Party shall cooperate, at its own expense, with the indemnified Party in the defense and/or settlement of such claim or legal proceeding and shall pay, as they become due, all reasonable costs, expenses and fees incurred by either Party in connection with such defense and settlement (in addition to any indemnification obligations hereunder); provided that if Grünenthal elects to control the defense of a Third Party Claim as described in clause (c), Grünenthal shall not enter into any settlement that admits fault, wrongdoing or damages without MSB’s written consent, such consent not to be unreasonably withheld, conditioned or delayed and Grünenthal shall use Commercially Reasonable Efforts to limit the costs, expenses and fees incurred by it in connection with such defense and settlement in a manner consistent with the defense and settlement of similar claims in which Grünenthal bears such costs, expenses and fees.

11.6.Limitation of Liability. EXCEPT TO THE EXTENT ARISING AS A RESULT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR TO THE EXTENT AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION IN A THIRD PARTY CLAIM FOR WHICH SUCH PARTY IS RESPONSIBLE TO INDEMNIFY THE OTHER PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.5.

11.7.Insurance. Each of Mesoblast Limited and Mesoblast Sàrl hereby represents, warrants and covenants to Grünenthal that (i) it is insured at its own expense against liability and other risks associated with its Development and Manufacturing activities and obligations under this Agreement (including product liability and clinical trial liability) in such amounts and on such terms as are customary for prudent practices for biopharmaceutical companies in the life sciences industry for the activities to be conducted by it under this Agreement, provided that the minimum amount of such insurance coverage shall be [***] and the policies shall have a minimum run-off extended reporting period of [***], (ii) it shall maintain such insurance for as long as it is conducting Development or Manufacturing activities under this Agreement and for a period of at least [***] thereafter and (iii) all insurance policies required in order to satisfy its obligations under this Section 11.7 shall be written by insurance companies with an A.M. Best’s rating of A:VIII or higher. MSB shall provide Grünenthal with copies of such insurance policies within [***] of the Effective Date and at any time thereafter during the Term upon Grünenthal’s written request (such request to be made no more than once in each calendar year).

Article 12

TERM AND TERMINATION

12.1.Term.

12.1.1Agreement Term. This Agreement shall become effective as of the Effective Date and shall continue in full force thereafter for an indefinite term until terminated pursuant to the other provisions of this Article 12 (the “Term”).

12.1.2Country-by-country Termination. Notwithstanding Section 12.1.1, following expiration of the Royalty Period in a country in the Territory, all rights and obligations of the Parties hereunder with respect to that country shall immediately terminate (without need for notice from either Party), save that the licences granted under Sections 3.1 and 3.2.3 shall survive such termination and remain in force in that country until expiry of the Term.

12.2.Grünenthal Termination Rights. Grünenthal may terminate this Agreement by providing the applicable written notice to MSB and referencing the applicable Section by which it is so terminating and the reason (if any) for such termination:

12.2.1on [***] written notice to MSB, without reason at any time during the Term;

12.2.2[***]

12.2.3on [***] written notice to MSB (such notice to be provided within [***] of the conclusion of any relevant [***] with any [***] in any [***]), if Grünenthal reasonably determines in good faith based on HTA requirements for the Development Plan that the Reimbursement Net Price on the estimated Net Price Determination Date is likely to be less [***] for a patient population in line with the inclusion criteria of the [***];

12.2.4on [***] written notice to MSB, if the preliminary [***] from the [***] Clinical Trial indicates that the [***] Clinical Trial failed to meet any of the [***] specifically set forth in the [***] at either [***] or [***], provided that such termination notice is provided within [***] of Grünenthal’s receipt of that preliminary [***];

12.2.5on [***] written notice to MSB, if the preliminary [***] from the [***] Clinical Trial or the [***] Clinical Trial (if conducted) indicates that such clinical trial failed to meet any of the [***] set forth in the [***] therefor, provided that such termination notice is provided within [***] of Grünenthal’s receipt of that preliminary [***];

12.2.6on [***] written notice to MSB, if (a) Grünenthal (acting reasonably and in good faith) determines based on [***] advice that the likelihood of obtaining [***] and/or [***] for the Product within the Field in the Territory would be increased by the conduct of the [***] Clinical Trial or the [***] Clinical Trial (if conducted) using [***] generated following the Effective Date rather than [***] from [***] already in existence as at the Effective Date and (b) as a result of such determination, the date of submission of an MAA for the Product in the Field in the Territory is delayed, or is likely to be delayed, by more than [***] beyond the target date for such submission set out in the [***];

12.2.7on [***] written notice to MSB if Grünenthal receives written notice from the [***] that it will not, or is [***] based on the filing of any [***] for the Product, provided that such termination notice is provided within [***] of Grünenthal’s receipt of the written notice from the [***];

12.2.8on [***] written notice to MSB if Grünenthal receives written notice from any applicable [***] that it will not, or is unlikely to, grant [***] approval for the Product into the [***], provided that such termination notice is provided within [***]of Grünenthal’s receipt of the written notice from the [***];

12.2.9on [***] written notice to MSB if MSB fails to complete the activities set forth in and in accordance with the [***], provided (i) such notice may not be given prior to the [***] the Product for the Field in the Territory and (ii) that such right to terminate will be stayed if, within such [***] period, MSB provides Grünenthal with a reasonable plan for curing the specified failure and for so long as MSB is actively executing such plan until cured;

12.2.10on [***] written notice to MSB, if any [***] has received Regulatory Approval and the first commercial sale of such product has been made in the Territory prior to the First Commercial Sale of the Product in the Territory, provided that such termination notice is provided within [***] of the date on which Grünenthal becomes aware of the launch of the relevant [***];

12.2.11on [***] written notice to MSB, if any [***] has received Regulatory Approval and the first commercial sale of such product has been made in the Territory and such [***] has a material adverse effect on the Net Sales of the Product in the Field in the Territory, provided that such termination notice is provided by no later than the [***] anniversary of the date on which Grünenthal becomes aware of the launch of the relevant [***] ;

12.2.12on [***] written notice to MSB, if the Reimbursement Net Price is less than [***] for a patient population in line with the inclusion criteria of the [***] Clinical Trial, the [***] Clinical Trial and, if applicable, the [***] Clinical Trial, provided that such termination notice is provided within [***] of the Net Price Determination Date;

12.2.13on [***] written notice to MSB, if MSB fails to achieve any [***] for a [***] by the [***], provided that such termination notice is provided within [***] of Grünenthal becoming aware of such failure, provided that such right to terminate will be stayed if, within such [***] period, MSB provides Grünenthal with a reasonable plan for curing the specified failure and for so long as MSB is actively and diligently executing such plan until cured;

12.2.14on [***] written notice to MSB, if MSB fails to achieve any [***] for a [***] by the [***], provided that such termination notice is provided within [***] of Grünenthal becoming aware of such failure, provided that such right to terminate will be stayed if, within such [***] period, MSB provides Grünenthal with a reasonable plan for curing the specified failure and for so long as MSB is actively and diligently executing such plan until cured; and

12.2.15on [***] written notice to MSB, if any failure by MSB to obtain any [***] results in a delay to the conduct of the [***] Clinical Trial of [***] or more by [***] for the conduct of the [***] Clinical Trial set out in the Development Plan;

12.2.16in accordance with Section 8.8.3.

12.3.Termination for Breach.

12.3.1Either Party may terminate this Agreement in the event the other Party materially breaches this Agreement, and, if such breach is capable of being cured such breach shall have continued for [***] after notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective upon notice thereof to the extent such breach is not capable of being cured or otherwise at the end of such [***] period unless the breaching Party has cured any such breach prior to the expiration of the [***] period. Notwithstanding the foregoing, this Section 12.3.1 shall not apply to any material breach of a Party’s payment obligations hereunder and any such breaches shall instead be subject to Section 12.3.2 below.

12.3.2If a Party (the “Paying Party”) has failed to make any payment in excess of [***] or more due hereunder to the other Party (the “Receiving Party”) by the date that is [***] after the relevant due date for payment, the Receiving Party may provide the Paying Party with a written notice (“Reminder Notice”) requiring that payment is made within [***] and notifying the Paying Party of its intent to terminate this Agreement if such payment is not made by that date. If the Paying Party has not paid such outstanding amount within [***] of receipt of the Reminder Notice, the Receiving Party may immediately terminate this Agreement on written notice to the Paying Party.

12.4.Termination for Patent Challenge. If, without the prior consent of MSB (such consent not to be unreasonably withheld, conditioned or delayed) and except as provided below, Grünenthal or any of its Affiliates challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any Product Patent, or initiates a reexamination of any Product Patent, or assists any Third Party to conduct any of the foregoing activities (each, a “Challenge”), MSB will have the right to immediately terminate this Agreement. In any event, Grünenthal shall notify MSB at least [***] prior to initiating any such Challenge. However the foregoing shall not apply to: (i) any such action or proceeding brought in response to an action brought against Grünenthal, its Affiliate for infringement of any Product Patent or (ii) any ordinary course Prosecution and Maintenance matters (i.e., those intended to cause a Product Patent to issue or strengthen an already issued Product Patent or that are approved by MSB) controlled by Grünenthal in accordance with Section 9.2.

12.5.Termination for Insolvency.

12.5.1MSB shall have the right to terminate this Agreement upon delivery of written notice to Grünenthal in the event that (a) Grünenthal such other Party files in any court or agency pursuant to Applicable Law a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Grünenthal or its assets, (b) Grünenthal is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, (c) Grünenthal makes an assignment of substantially all of its assets for the benefit of its creditors or (d) any event occurs that corresponds to any of those in paragraphs (a) to (c) in relation to Grünenthal or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject.

12.5.2Grünenthal shall have the right to terminate this Agreement upon delivery of written notice to MSB in the event that (a) either Mesoblast Limited or Mesoblast Sàrl files in any court or agency pursuant to Applicable Law a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Mesoblast Limited or Mesoblast Sàrl (as applicable) or its assets, (b) either Mesoblast Limited or Mesoblast Sàrl is served with an insolvency petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, (c) either Mesoblast Limited or Mesoblast Sàrl makes an assignment of substantially all of its assets for the benefit of its creditors, or (d) any event occurs that corresponds to any of those in paragraphs (a) to (c) in relation to either Mesoblast Limited or Mesoblast Sàrl or any of their assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject (an “MSB Insolvency Event”).

12.6.[***].

12.7.General Effects of Expiration or Termination.

12.7.1Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

12.7.2General Survival. Upon termination of this Agreement, the following Sections of this Agreement shall survive: [***] any other provisions which are expressed to survive termination or which are required to give effect to such termination.

12.8.Additional Effects of Certain Terminations. If this Agreement is terminated pursuant to this Article 12:

12.8.1Ongoing Trials. Other than where this Agreement is terminated by [***], if there are any ongoing clinical trials with respect to the Product being conducted [***]. If this Agreement is terminated by [***] shall be responsible for the costs of such transition; in all other events, [***] shall be responsible for the costs of such transition and any ongoing activities.

12.8.2Regulatory Materials. Other than where this Agreement is terminated by [***]:

(a)Grünenthal shall promptly assign and transfer to MSB all Regulatory Materials for the Product that are held or controlled by or under authority of Grünenthal or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Materials to MSB;

(b)Grünenthal shall cause each of its Affiliates to transfer any such Regulatory Materials to MSB if this Agreement terminates;

(c)if Applicable Law prevents or delays the transfer of ownership of a Regulatory Material to MSB, Grünenthal shall grant, and does hereby grant, to MSB an exclusive and irrevocable right of access and reference to such Regulatory Material for the Product, and shall cooperate fully to make the benefits of such Regulatory Materials available to MSB or its designee(s);

(d)within [***] after notice of such termination, Grünenthal shall provide to MSB copies of all such Regulatory Materials, and of all preclinical, non-clinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) that is then in existence and in Grünenthal’s Control; and

(e)MSB shall be free to use and disclose such Regulatory Materials and other items in connection with the exercise of its rights and licenses under this Section 12.8.

12.8.3Technology Licenses. In the event of termination for any reason other than termination by [***] due to a breach caused by MSB’s willful misconduct or gross negligence, (i) [***]. The process for agreeing [***].

12.8.4Trademarks. Other than where this Agreement is terminated by [***]:

(a)upon the effective date of termination under [***] (as applicable), MSB may purchase from Grünenthal all worldwide rights in and to any and all (i) Product Marks and (ii) any domain names which include such Product Marks relating exclusively to the Product (including all content and copyright associated therewith) at the [***]; and

(b)upon receipt of the full payment price [***]. It is understood that such assignment shall not include the Grünenthal’s name or trademark for the Grünenthal’s company itself or any trademarks used in relation to campaigns, product bundles and/or Grünenthal and/or its Affiliates divisions.

12.8.5Provision of Product.

(a)Upon termination of this Agreement other than [***] all quantities of the Product in its or its Affiliates’ Control that are suitable for commercial sale with more than [***] of shelf-life remaining, within [***] after the termination of this Agreement [***].

(b)[***], then upon request by MSB or its designee, [***] some or all quantities of the Product in its or its Affiliates’ Control (as requested by MSB), within [***] after the termination of this Agreement [***].

(c)[***], if, at the date of termination, the Product was Manufactured by any Third Party for Grünenthal, or Grünenthal had contracts with vendors which contracts are necessary or useful for MSB to take over responsibility for the Product in the Territory, then Grünenthal shall to the extent permitted by the terms of the contract and requested in writing by MSB, assign all of the relevant Third Party contracts to MSB, and in any case, Grünenthal agrees to cooperate with MSB with a view to ensuring uninterrupted supply of the Product, including by using reasonable efforts to obtain agreement from such Third Party to assign such Third Party contracts as requested by MSB.

(d)[***], if, at the date of termination, Grünenthal or its Affiliate is Manufacturing the Product or component thereof, then Grünenthal (or its Affiliate) shall continue to provide for Manufacturing of such Product or component thereof for MSB, at a price equal to COGS from the effective date of termination until such time as MSB is able, using Commercially Reasonable Efforts to do so but no longer than [***] after the date of termination , to secure an acceptable alternative commercial Manufacturing source from which sufficient quantities of the Product may be procured and legally sold in the Territory. [***]

12.8.6General Assistance. Each Party agrees to fully cooperate with the other Party and its designee(s) to facilitate a smooth, orderly and prompt transition of any Development, Manufacture and Commercialization activities and Medical Affairs Activities for the Product to the other Party or its designee(s), in each case to the extent that the other Party will be responsible for such activities following termination. Without limiting the foregoing, other than where this Agreement is terminated by Grünenthal pursuant to Section 12.2.9, Section 12.2.16 or Section 12.3.1, Grünenthal shall promptly provide MSB (a) copies of customer lists, customer data and other customer information and contracts relating to the Product, (b) pricing methodologies and supporting documentation and assumptions relating to the Product and (c) Manufacturing Data and other information (including protocols for the production, packaging, testing and other Manufacturing activities) relating to the Product in Grünenthal’s Control, which in each case MSB shall have the right to use and disclose for the sole purpose of furthering the Development and Commercialization of the Product.

12.8.7Costs and Expenses. [***].

12.8.8Continuation of Grünenthal’s Rights. [***]:

(a)Grünenthal shall retain its rights hereunder with respect to the Development, Manufacture and Commercialization of Product for the Field in the Territory; and

(b)the licences granted to Grünenthal pursuant to Section 3.1.1(a) [***]; and

(c)if the termination takes effect prior to completion of the Development activities under the Development Plan, [***].

12.9.Termination Press Releases. In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Law or the rules of a recognized stock exchange, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue [***] in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such [***] period (or such shorter period if required by Applicable Law or the rules of a recognized stock exchange) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities. Accordingly, in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

12.10.No Prejudice. All termination rights that a Party has under this Article 12 shall be without prejudice to that Party’s other rights and remedies.

Article 13

DISPUTE RESOLUTION

13.1.Dispute Resolution. The Parties agree that any dispute arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement, or the failure of the JSC or any Working Group to reach unanimous agreement on any issue within its respective authority under this Agreement, any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), shall be resolved through the procedures set forth in this Article 13.

13.2.Committee Disputes. Disputes as to matters within the authority of the JSC or any Working Group will, in the first instance, be referred for resolution in accordance with Section 2.6; provided that any dispute as to the application of such Section 2.6 shall be subject to the provisions of this Article 13.

13.3.Other Disputes. All Disputes other than those Disputes resolved as described in Section 13.2 (each, an “Other Dispute”) shall be subject to the provisions of this Section 13.3 and all Other Disputes other than those described in Section 13.5 shall be subject to the provisions of Section 13.4, if applicable. With respect to all Other Disputes, if the Parties are unable to resolve any such Other Dispute within [***] after such Other Dispute is first identified by either Party in writing to the other, either Party shall have the right to refer such Other Dispute to the Senior Executives for attempted resolution by written notice to the other Party referencing the particular Other Dispute and this Section 13.3. In such case, the Senior Executives shall conduct good faith negotiations and seek to resolve the Other Dispute within [***] after such notice is received, including having at least one (1) in-person meeting of the Senior Executive within [***] after such notice is received. If the Senior Executives resolve such Other Dispute, a memorandum setting forth their agreement to resolve the Other Dispute will be prepared and signed by both Parties if requested by either Party. In all events, the Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Other Dispute.

13.4.Binding Arbitration. If the Senior Executives are not able to resolve (a) any Other Dispute referred to them under Section 13.3 within the time period set forth in Section 13.3 or (b) any matter referred to them under Section 2.6.1 (other than a matter (i) for which a Party has final decision making authority under Section 2.6.2 or (ii) to be referred to expert determination in accordance with Section 2.10) within the time period set forth in Section 2.6.1, then unless such dispute or matter is described in Section 13.5, such dispute or matter shall be resolved through binding arbitration, which arbitration may be initiated by either Party by written notice to the other Party referencing the particular dispute or matter and this Section 13.4 at any time after the conclusion of such period, on the following basis:

13.4.1The place of arbitration shall be [***] and all proceedings and communications shall be in English.

13.4.2The arbitration shall be administered and finally settled under the Rules of Arbitration of the International Chamber of Commerce 2017 (the “ICC Rules”).

13.4.3The arbitration shall be conducted by three arbitrators appointed in accordance with the ICC Rules, upon the written request of either Party. In each case, the arbitrators shall be neutral, independent individuals with experience in the biopharmaceutical business related to the subject matter of the dispute or matter. Within thirty (30) days after the notice initiating the arbitration, each Party shall appoint one arbitrator meeting the foregoing criteria by written notice to the other Party and the two Party-appointed arbitrators shall select the third arbitrator within [***] of their appointment in accordance with the ICC Rules.

13.4.4Judgment upon the award rendered by such arbitrators shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

13.4.5Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

13.4.6The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages; except as allowed under Section 11.6.

13.4.7Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration, unless the arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad faith position taken by the other Party, in which event, the arbitrator may make an award of all or any portion of such expense so incurred.

13.4.8Reasons for the arbitrators’ decision should be complete and explicit, including determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such written decision should be rendered by the arbitrators following a full comprehensive hearing, as soon as practicable but in no event later than [***] following the selection of the arbitrator(s) under Section 13.4.3.

13.4.9Except to the extent necessary to confirm an award or as may be required by law, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties, such consent not to be unreasonably withheld, conditioned or delayed. Any documents submitted to or issued by the arbitrators shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed (i) as reasonably necessary in connection with any action to enforce or collect the award, (ii) to the extent discoverable or admissible in any action arising out of or in connection with this Agreement, or (iii) as required by Applicable Law.

13.4.10In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations; provided that such limitation shall be tolled as of the date a Party notifies the other Party of such dispute or matter pursuant to this Agreement.

13.5.Patent Dispute Resolution. Other than disputes described in Section 9.4.3, any dispute, controversy or claim between the Parties relating to the ownership, scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of the Product rights relating to the Product shall be submitted to a court of competent jurisdiction in which such Patent rights were granted or arose.

13.6.Interim Relief. Notwithstanding anything in this Article 13 to the contrary, Grünenthal and MSB shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party, pending the selection of the arbitrator or arbitrator’s determination of the merits of any Dispute.

Article 14

MISCELLANEOUS

14.1.Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Victoria, Australia without reference to conflicts of laws principles.

14.2.Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, (a) to an Affiliate of such Party (in whole or in part), provided that such Party shall remain responsible for such Affiliate’s conduct or (b) to an entity that acquires all or substantially all of the stock, business or assets of such Party relating to this Agreement (whether by merger, reorganization, acquisition, sale, operation of law or otherwise) or (c) to any bank or financial institution (as an assignment by way of security and on enforcement of any such security) provided that the assignment shall not in any way operate so as to increase the liability of the other Party under this Agreement or impose any more onerous or additional obligations on the other Party or any of its Affiliates. No assignment or transfer of this Agreement shall be valid and effective unless and until the Assignee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of each Party. Except as expressly provided in this Section 14.2, any attempted assignment or transfer of this Agreement shall be null and void.

14.3.Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by email (receipt verified) or by express courier service (signature required) or [***]after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [***] after such mailing, in the case of MSB, to the address of Mesoblast Limited shown below, and in the case of Grünenthal, to the address of Grünenthal shown below. This Section 14.3 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

If to MSB, addressed to:

Mesoblast Limited
55 Collins Street, Level 38
Melbourne 3000
Victoria Australia
Attention: [***]
Telephone: [***]

[***]

	With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
United States
	Attention:	[***]
Telephone: [***]

[***]

If to Grünenthal, addressed to:
Grünenthal GmbH
Zieglerstraße 6
52078 Aachen
Germany
Attention: [***]
Telephone: [***]
[***]

With a copy to:	Allen & Overy LLP

One Bishops Square
London E1 6AD
United Kingdom
Attention: [***]
Telephone: [***]
[***]

14.4.English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version hereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. All notices, correspondence, minutes by either Party and other interactions between the Parties under or in connection with this Agreement shall be in English and to the extent that any document provided is in another language a translation thereof into English shall be provided.

14.5.Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

14.6.Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.7.Joint and Several Liability. Mesoblast Limited and Mesoblast Sàrl shall be jointly and severally liable for their obligations under this Agreement. Grünenthal may take action against, or release or compromise in whole or in part the liability of one of Mesoblast Limited or Mesoblast Sàrl under this Agreement, without affecting the liability of the other.

14.8.No Third Party Beneficiaries. Except for the rights to indemnification provided for certain Third Parties as specified in Section 11.5, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Grünenthal and its Affiliates and MSB and its Affiliates, and except for such rights to indemnification expressly provided pursuant to Section 11.5, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including, actions in contract, tort (including but not limited to, negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by either Party.

14.9.Entire Agreement/Modification. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties including the Prior Understandings. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each Party.

14.10.Relationship of the Parties. The Parties agree that the relationship of MSB and Grünenthal established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or any other fiduciary relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

14.11.Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the reasonably expected extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than [***], the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

14.12.Compliance with Applicable Law; Anti-Corruption; Grünenthal Business Partner Code of Conduct.

14.12.1General. Notwithstanding anything to the contrary contained herein, all rights and obligations of MSB and Grünenthal are subject to prior compliance with, and each Party shall comply with, all Applicable Law. In addition, each Party shall conduct, and shall require Persons acting on its behalf or under its authority to conduct, activities under this Agreement in accordance with good scientific and business practices and Applicable Law.

14.12.2 Anti-Corruption. Each Party represents, warrants and covenants that (a) it has complied and will comply with Anti-Corruption Laws, in all material respects, including taking all reasonable actions with respect thereto and putting into place reasonable and customary infrastructure to manage and ensure such compliance; (b) it has not permitted and will not knowingly permit any Person acting on its behalf to violate any Anti-Corruption Law; and (c) its and its Affiliates and their employees, agents and contractors will not make any payments or transfer of value which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any other improper advantage. Each Party will promptly report to the other Party if there is a government or judicial determination of a violation of Anti-Corruption Laws by such Party.

14.12.3Grünenthal Business Partner Code of Conduct. MSB shall at all times during the Term comply with the Grünenthal Business Partner Code of Conduct as set forth in Exhibit 14.12.3. MSB shall maintain complete and accurate records of, and supporting documentation for, MSB’s compliance with the Grünenthal Business Partner Code of Conduct for the Term and three (3) years from its effective date of termination.

14.12.4MSB Compliance System. MSB hereby confirms that, as at the Effective Date, it is in the process of developing a formalised compliance system consistent with good industry practice and undertakes to (i) finalise that compliance system as soon as reasonably practicable after the Effective Date and (ii) implement and maintain that compliance system throughout the Term. Upon Grünenthal’s written request, MSB shall provide Grünenthal with written updates with respect to its implementation and maintenance of such compliance system and shall provide Grünenthal with any other information and assistance as Grünenthal may reasonably require in order to verify MSB’s compliance with this Section 14.12.4.

14.13.Further Assurance. Each Party shall and shall procure that each of its Affiliates shall upon request, at its own cost and expense, at all times from the Effective Date do or procure the doing of all things as may be required to give full effect to this Agreement, including the execution of all deeds and documents.

14.14.Costs. Save as expressly stated herein, each Party shall pay the costs and expenses incurred by it in connection with the entering into of this Agreement.

14.15.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives.

MESOBLAST LIMITED	MESOBLAST INTERNATIONAL SÀRL

By:	By:

Name:	Name:

Title:	Title:

GRÜNENTHAL GMBH

By:

Name:	Gabriel Baertschi

Title:	CEO

By:

Name:	Ralf Radermacher

Title:	Senior Vice President, Corporate Development and Licensing

[Signature Page to Development and Commercialization Agreement]

List of Exhibits:

•Exhibit 1.12 – Approved CMOs

•Exhibit 1.65 – Product Formulations (MPC-06-ID)

•Exhibit 1.68 –Product Patents (Excluding Product-Specific Patents)

•Exhibit 1.70 –Product-Specific Patents

•Exhibit 1.80 – Second Phase III Clinical Trial Protocol Synopsis

•Exhibit 1.81 – Product Specifications

•Exhibit 1.88 – TPP

•Exhibit 2.10 – Expert Determination for Certain Disputes

•Exhibit 4.13.1 – Key Personnel

•Exhibit 6.4.1 – [***]

•Exhibit 6.5 – Master Cell Banks

•Exhibit 8.1.3 – Milestone Events and Payments

•Exhibit 8.1.4 – Royalties

•Exhibit 8.4.1 – Acceptable Accounting Firms

•Exhibit 10.5.1 –Press Release

•Exhibit 14.12.3 – The Grünenthal Business Partner Code of Conduct

EXHIBIT 1.12

APPROVED CMOS

[***]

EXHIBIT 1.65

PRODUCT FORMULATIONS (MPC-06-ID)

[***]

EXHIBIT 1.68

PRODUCT PATENTS (EXCLUDING PRODUCT-SPECIFIC PATENTS)

Part 1- Platform Product Patents

[***]

Part 2 – Manufacturing

[***]

Part 3 – Therapeutic Indications

[***]

EXHIBIT 1.70

PRODUCT-SPECIFIC PATENTS

[***]

EXHIBIT 1.80

SECOND PHASE III CLINICAL TRIAL PROTOCOL SYNOPSIS

Protocol Title	[***]
Sponsor	Mesoblast, Ltd.
Study Phase	Phase 3
Investigators and Clinical Sites	[***]
Indication	[***]
Objectives	[***]
Study Design	[***]
Analysis set	[***]
Efficacy Endpoints	[***]
Analysis of Effect of Pain Medication	[***]
Safety Endpoints	[***]
Pharmaco-economic Endpoints	[***]
Randomization Stratification	[***]
Inclusion Criteria	[***]
Exclusion Criteria	[***]
Number of Treatment Arms	[***]
Investigational Treatment (depending upon MSB-DR003 Results)	[***]

Control Treatment (depending upon MSB-DR003 Results)	[***]
Blinding	[***]
Duration of Treatment	[***]
Follow up Schedule	[***]
Data & Safety Monitoring Board	[***]
Post-Treatment Interventions	[***]
Iterim Analyses	[***]
Statistical Analysis	[***]

Appendix to Exhibit 1.80

[***]

Following is a description of each step in the decision making process for inclusion of a patient into the study and determining which level should be treated.

1. Clinical Screening

[***]

2. Radiographic Assessments

[***]

3. Imaging Report Sent to Investigator

[***]

4. Radiographic Exclusions

[***]

5. Selection of Index Level

[***]

6. Index Level Radiographic Categorization

a.Index Pfirrmann Score > Adjacent Level(s)

[***]

b.Index Pfirrmann Score = Adjacent Level

[***]

c.Index Pfirrmann Score < Adjacent Level

[***]

7. Radiographic Evidence of Greater Degeneration

[***]

8. Provocative Discography

[***]

9. Discography Results

[***]

EXHIBIT 1.81

PRODUCT SPECIFICATIONS

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

EXHIBIT 1.88

TPP

[***]

EXHIBIT 2.10

EXPERT DETERMINATION FOR CERTAIN DISPUTES

Part A - Milestone Disputes

1.The Parties shall refer any Milestone Dispute which cannot be resolved within [***]of the date on which it is referred to the Senior Executives in accordance with Section 2.6.1 to a suitably qualified professional of international reputation and standing, with at least [***] experience in the life sciences sector (the “MD Expert”). The Parties shall have [***] to agree on the appointment of that MD Expert following the date on which either Party notifies the other Party that the Milestone Dispute is to be referred to expert determination. If the Parties are unable to select an MD Expert within those [***], that MD Expert shall be appointed by the [***] on the application of either Grünenthal or MSB. The Parties shall agree to the standard terms of engagement of the MD Expert and shall share equally (on a several basis) any indemnification or other similar obligations owed to the MD Expert.

2.Within [***] after the appointment of the MD Expert, each Party shall submit to the MD Expert (and simultaneously to the other Party) a written submission setting out why it considers that the Milestone Event has or has not occurred (as the case may be), together with any relevant evidence in support of such view (the “MD Proposals”).

3.Within [***] after the delivery of the last Proposal to the MD Expert, each Party may simultaneously submit a written rebuttal of the other Party’s MD Proposal.

4.The Parties and the MD Expert shall meet (either in person or by teleconference) within [***] after the Parties have submitted their final MD Proposals (and rebuttals, if any), at which time each Party shall have up to one (1) hour to argue in support of its MD Proposal, and the MD Expert shall have the time necessary to ask any questions of the Parties.

5.Within [***] after that meeting, the MD Expert shall make a determination as to whether or not the Milestone Event has occurred.

6.The MD Expert shall act as an expert in making its determination which shall, in the absence of manifest error, be final and binding on the Parties, and the MD Expert shall have the power in its discretion to resolve any procedural issues relating to the determination of the Milestone Dispute that are not covered in this Agreement.

7.The proceedings relating to the MD Expert determination (including the MD Proposals and any rebuttals) shall be in English.

8.Each Party shall each be responsible for its own costs in connection with the determination of the Milestone Dispute pursuant to Part A of this Exhibit. The fees and expenses of the MD Expert shall be borne equally between the Parties.

Part B – Improvement Compensation Disputes

1.The Parties shall refer any Improvement Compensation Dispute which cannot be resolved within the [***] period refined to in Section 3.2.3 or Section 12.8.3 (a) applicable to a suitably qualified professional of international reputation and standing, with at least [***] experience in the life sciences sector (the “ICD Expert”). The Parties shall have [***] to agree on the appointment of that ICD Expert following the date on which either Party notifies the other Party that the Improvement Compensation Dispute is to be referred to expert determination. If the Parties are unable to select an ICD Expert within those [***], that ICD Expert shall be appointed by the Academy of Experts on the application of either Grünenthal or MSB. The Parties shall agree to the standard terms of engagement of the ICD Expert and shall share equally (on a several basis) any indemnification or other similar obligations owed to the ICD Expert.

2.Within [***] after the appointment of the ICD Expert, each Party shall submit to the ICD Expert (and simultaneously to the other Party) a written submission setting out what it considers to be Fair Economic Terms to compensate Grünenthal for the value attributable to the relevant licence of the GRT Improvement Patent, together with any relevant evidence in support of such view (the “ICD Proposals”).

3.Within [***] after the delivery of the last ICD Proposal to the ICD Expert, each Party may simultaneously submit a written rebuttal of the other Party’s ICD Proposal.

4.The Parties and the ICD Expert shall meet (either in person or by teleconference) within [***] after the Parties have submitted their final ICD Proposals (and rebuttals, if any), at which time each Party shall have up to one (1) hour to argue in support of its ICD Proposal, and the ICD Expert shall have the time necessary to ask any questions of the Parties.

5.Within [***] after that meeting, the ICD Expert shall make a determination as to which of the Parties proposals best represents Fair Economic Terms. The ICD Expert shall select one of the Party’s ICD Proposals as his or her determination, and shall not have the authority to render any substantive decision other than to so select the position of MSB or Grünenthal as set forth in their respective ICD Proposal. For clarity, it is understood that the Parties intend the expert determination under Part B of this Exhibit to be a “baseball arbitration” type proceeding, and the ICD Expert may fashion such detailed procedures as the ICD Expert considers appropriate to implement this intent.

6.The ICD Expert shall act as an expert in making its determination which shall, in the absence of manifest error, be final and binding on the Parties, and the ICD Expert shall have the power in its discretion to resolve any procedural issues relating to the determination of the Improvement Compensation Dispute that are not covered in this Agreement.

7.The proceedings relating to the ICD Expert determination (including the Proposals and any rebuttals) shall be in English.

8.Each Party shall each be responsible for its own costs in connection with the determination of the Improvement Compensation Dispute pursuant to Part B of this Exhibit. The fees and expenses of the ICD Expert shall be borne equally between the Parties.

Part C – Adequate Funding Disputes

1.If MSB refers any Adequate Funding Dispute to expert determination pursuant to Section 8.8.3, the Adequate Funding Dispute shall be referred to a suitably qualified professional of international reputation and standing, with at least [***] experience in the life sciences sector (the “AFD Expert”). The Parties shall have [***] to agree on the appointment of that AFD Expert following the date on which MSB notifies Grünenthal that the Adequate Funding Dispute is to be referred to expert determination. If the Parties are unable to select an AFD Expert within those [***], that AFD Expert shall be appointed by the Academy of Experts on the application of either Grünenthal or MSB. The Parties shall agree to the standard terms of engagement of the AFD Expert and shall share equally (on a several basis) any indemnification or other similar obligations owed to the AFD Expert.

2.Within [***] after the appointment of the AFD Expert, each Party shall submit to the AFD Expert (and simultaneously to the other Party) a written submission setting out why it considers that the Funding-to-Date Amount is less than, or equal to or greater than (as the case may be), the [***] Amount, together with any relevant evidence in support of such view (the “AFD Proposals”).

3.Within [***] after the delivery of the last AFD Proposal to the AFD Expert, each Party may simultaneously submit a written rebuttal of the other Party’s AFD Proposal.

4.The Parties and the AFD Expert shall meet (either in person or by teleconference) within twenty (20) Business Days after the Parties have submitted their final AFD Proposals (and rebuttals, if any), at which time each Party shall have up to [***] to argue in support of its AFD Proposal, and the AFD Expert shall have the time necessary to ask any questions of the Parties.

5.Within [***] after that meeting, the AFD Expert shall make a determination as to whether or not the Funding-to-Date Amount is less than the Milestones-to-Date Amount.

6.The AFD Expert shall act as an expert in making its determination which shall, in the absence of manifest error, be final and binding on the Parties, and the AFD Expert shall have the power in its discretion to resolve any procedural issues relating to the determination of the Adequate Funding Dispute that are not covered in this Agreement.

7.The proceedings relating to the AFD Expert determination (including the Proposals and any rebuttals) shall be in English.

8.Each Party shall each be responsible for its own costs in connection with the determination of the Adequate Funding Dispute pursuant to Part C of this Exhibit. The fees and expenses of the AFD Expert shall be borne equally between the Parties.

EXHIBIT 4.13.1

KEY PERSONNEL

Name	Role/Job Title
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

EXHIBIT 6.4.1

[***]

EXHIBIT 6.5

MASTER CELL BANKS

P3 Clinical Lots

Material Number	Description	MFG Date	Batch/Lot	Quantity
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[			[***]

Additional MCB Lots

[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]				[***]

EXHIBIT 8.1.3

MILESTONE EVENTS AND PAYMENTS

Subject to Sections 4.11 and 4.12, Grünenthal shall pay to MSB the amount set forth in the tables below upon the occurrence of the corresponding event in accordance with Section 8.1.3 of the Agreement.

a.	Development Milestones.

Development Milestone Event		Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]

b.	CMC Milestones.

CMC Milestone Event		Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]

1 Within [***] of MSB’s submission of the quality and non-clinical data package to Grünenthal, Grünenthal will notify MSB of its acceptance or any deficiencies therein. If not previously paid, this CMC Milestone 2 will be deemed to have occurred upon the CTA Approval for the Second Phase III Clinical Trial.

If not previously paid, this CMC Milestone 3 will be deemed to have occurred upon EMA Marketing Approval.

3 If not previously paid, this CMC Milestone 4 will be deemed to have occurred upon EMA Marketing Approval.

4 If not previously paid, this CMC Milestone 5 will be deemed to have occurred upon EMA Marketing Approval.

[***]	[***]

c.	Approval Milestones.

Approval Milestone Event		Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]

d.	Pricing and Reimbursement Milestones.

Pricing/Reimbursement Milestone Event		Milestone Payment
1.	[***]	[***]

5 If not previously paid, this CMC Milestone 6 will be deemed to have occurred upon EMA Marketing Approval.

2.	[***]	[***]
3.	[***]	[***]

For the avoidance of doubt, the Milestone Events and Milestone Payments in this paragraph

(d) are mutually exclusive such that Grünenthal shall only pay one of these Milestone Payments.

e. Commercial Milestones.

Commercial Milestone Event		Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]

For clarity if more than one Milestone Event described in this paragraph (e) occurs during any Annual Period, the Milestone Payments for all such Milestone Events shall be payable.

EXHIBIT 8.1.4

ROYALTIES

Grünenthal shall pay to MSB that portion of Annual Net Sales set forth in the tables below in accordance with Section 8.1.4 of the Agreement.

Annual Net Sales	Royalty Rate
[***] (“Royalty Tier 1”):	[***]
[***] (“Royalty Tier 2”):	[***]
[***] (“Royalty Tier 3”):	[***]
[***] (“Royalty Tier 4”):	[***]

EXHIBIT 8.4.1

ACCEPTABLE ACCOUNTING FIRMS

[***]

or any other independent certified accounting firm as may be agreed between MSB and Grünenthal from time to time

EXHIBIT 10.5.1
PRESS RELEASE

Grünenthal and Mesoblast Enter Strategic Partnership for Europe and Latin America to Develop and Commercialise Innovative Cell Therapy for the Treatment of Chronic Low Back Pain

Aachen, Germany, and Melbourne, Australia, 10 September 2019 – Grünenthal, a global leader in pain management, and Mesoblast Limited (ASX: MSB; Nasdaq: MESO), a world leader in allogeneic cellular medicines for inflammatory diseases, today announced that they have entered into a strategic partnership to develop and commercialise MPC-06-ID, a Phase III allogeneic cell therapy candidate for the treatment of chronic low back pain due to degenerative disc disease in patients who have exhausted conservative treatment options. Under the partnership, Grünenthal will have exclusive commercialisation rights to MPC-06-ID for Europe and Latin America.

Mesoblast will receive up to US$150 million in upfront and milestone payments prior to product launch, as well as further commercialisation milestone payments. These payments include commitments up to US$45 million within the first year comprising US$15 million on signing, US$20 million on receiving regulatory approval to begin a confirmatory Phase III trial in Europe, and US$10 million on certain clinical and manufacturing outcomes. Cumulative milestone payments could exceed US$1 billion depending on the final outcome of Phase III studies and patient adoption. Mesoblast will also receive tiered double digit royalties on product sales.

Mesoblast is completing a Phase III trial for MPC-06-ID in the U.S. which will read out in 2020. In a previous U.S. Phase II trial, Mesoblast demonstrated that a single intra-discal injection of MPC-06-ID using a unit dose of 6 million allogeneic mesenchymal precursor cells (MPCs) resulted in meaningful and durable improvements for patients in pain intensity and functionality for at least three years6.

Grünenthal and Mesoblast have agreed on an overall development plan for MPC-06-ID to meet European regulatory requirements. As part of this plan, the companies will collaborate on the study design for a confirmatory Phase III trial in Europe. The results of the two Phase III trials are expected to support both U.S. FDA and European EMA regulatory approvals for MPC-06-ID in chronic low back pain due to degenerative disc disease.

Grünenthal’s CEO Gabriel Baertschi said: “This is an exciting day for Grünenthal. Cell-based therapies offer a novel approach in pain management. They can potentially deliver meaningful lasting improvements to patients beyond symptomatic treatment by maintaining or even restoring physiological function. By teaming up with Mesoblast for the next generation of pain therapies for chronic low back pain due to degenerative disc disease, we are diligently executing our strategy: leveraging promising new therapeutic modalities and addressing patients with high unmet medical needs. This is an important next step in working towards our vision of a world free of pain.”

Mesoblast Chief Executive Dr Silviu Itescu stated: “We are very pleased to enter into this strategic partnership with Grünenthal, a world leader in innovative approaches to pain management. Together with Grünenthal we plan to bring an important new class of therapy for pain management to the many patients suffering with degenerative disc disease. This partnership is in line with our corporate strategy to team up with best in category commercial leaders to maximise market access for our innovative cellular medicines for the treatment of patients suffering from debilitating or life- threatening inflammatory conditions.”

https://www.mesoblast.com/product-candidates/spine-orthopedic-disorders/chronic-discogenic-low-back-pain; https://www.mesoblast.com/clinical-trial-results/mpc-06-id-phase-2

MPCs have generated great interest in clinical science and medicine due to their immunomodulatory effects and their role in tissue repair and regeneration. These cells have been shown to be effective in reducing inflammation and promoting the regeneration of host tissues through cell-to-cell interactions and secretion of a wide range of endogenous analgesic and anti-inflammatory molecules7,8. Furthermore, in degenerative disc disease, these cells could contribute to regenerating physiological disc tissue by promoting the proliferation of host chondrocytes and their secretion of tissue matrix components9. Among key characteristics of MPCs are their capacity for significant expansion in culture and their relative lack of immunogenicity. These properties facilitate their use as allogeneic, or “off-the-shelf”, therapeutics with well-defined release criteria and batch-to-batch reproducibility that meet stringent regulatory requirements.

About Chronic Low Back Pain due to Degenerative Disc Disease (CLBP)

Over 7 million patients in Europe are thought to suffer from CLBP caused by degenerative disc disease10,11,12,13, a disease which involves inflammation and degeneration of the intervertebral discs due to various factors like age, trauma or genetic pre-disposition. The lack of ‘cushioning’ as one of the major physiological functions of the disc in turn can result in spinal instability, mechanical stress and bony changes of the spine which finally cause significant pain and loss of function14. In addition, the inflammation of the disc can cause severe pain, which is poorly responsive to systemic pain treatment15. Most existing therapies do not address the underlying mechanisms of these changes and provide limited symptomatic relief. Patients would typically suffer for several years already at a relatively young age, without being able to sufficiently address their pain16. Invasive therapies, including surgeries like spinal fusion, are sometimes a last resort for these patients, however, the limited evidence of their long‐term effects remains a matter of concern17. If clinical trial results from Phase II are confirmed, MPC-06-ID could offer a new treatment option to patients otherwise considered unresponsive to conservative therapy, which can provide relief for at least 3 years and aims to retain the natural function and anatomy of the disc. MPCs offer the possibility to support and promote the existing regenerative potential inherent in host tissues and are expected to deliver superior long term outcomes compared to purely symptomatic treatments18.

About Grünenthal

Grünenthal is a global leader in pain management and related diseases. As a science-based, privately-owned pharmaceutical company, we have a long track record of bringing innovative treatments and state-of-the-art technologies to patients worldwide. Our purpose is to change lives for the better – and innovation is our passion. We are focusing all of our activities and

Chen et al. J Clin Invest. 2015 Aug;125(8):3226-4

Lantero A et al. J Neurosci. 2014 Apr;34(15):5385-95

Sharma RR et al. Transfusion. 2014 May;54(5):1418-37

Andersson GBJ. Epidemiological features of chronic low-back pain. Lancet 1999; 354: 581-85

Freburger et al. The Rising Prevalence of Chronic Low Back Pain. Arch Intern Med 2009; 169 (3): 251-258

Malanga G et al. Epidemiology In: Cole & Herring eds. The Low Back Pain Handbook: A Guide for the Practicing Clinician. 2nd ed. Philadelphia, Pa.: Hanley and Belfus, 2003: 1-7

DePalma MJ et al. What is the source of chronic low back pain and does age play a role? Pain Med 2011; 12:224-233

Rider SM et al. Spine Surg Relat Res. 2018 Apr;3(1):1-11

Nguyen QT et al. ACS Biomater Sci Eng. 2017 Nov

Grünenthal internal data on file

Gibson AJN, Waddell G. Spine 2005; 30: 2312– 2320

Fernandez-Moure J, et al. SAGE Open Med. 2018 Mar;6:2050312118761674

efforts on working towards our vision of a world free of pain. Grünenthal is headquartered in Aachen, Germany, and has affiliates in 30 countries across Europe, Latin America and the US. Our products are available in more than 100 countries. In 2018 Grünenthal employed around 4,900 people and achieved sales of € 1.3 bn.

More information: www.grunenthal.com

Follow us on:

LinkedIn: Grunenthal Group

Twitter: @grunenthalgroup

Instagram: @grunenthal

About Mesoblast

Mesoblast Limited (ASX: MSB; Nasdaq: MESO) is a world leader in developing allogeneic (off-the-shelf) cellular medicines. The Company has leveraged its proprietary technology platform to establish a broad portfolio of late-stage product candidates with three product candidates in Phase III trials – acute graft versus host disease, chronic heart failure and chronic low back pain due to degenerative disc disease. Through a proprietary process, Mesoblast selects rare mesenchymal lineage precursor and stem cells from the bone marrow of healthy adults and creates master cell banks, which can be industrially expanded to produce thousands of doses from each donor without the need for tissue matching. Mesoblast has facilities in Melbourne, New York, Singapore and Texas and is listed on the Australian Securities Exchange (MSB) and on the Nasdaq (MESO). www.mesoblast.com

Follow us on:

LinkedIn: Mesoblast Limited

Twitter: @Mesoblast

Forward-Looking Statements by Mesoblast

This announcement includes forward-looking statements that relate to future events or Mesoblast’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Mesoblast’s actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. Mesoblast makes such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results, and actual results may differ from the results anticipated in these forward-looking statements, and the differences may be material and adverse. Forward-looking statements include, but are not limited to, statements about the timing, progress and results of Mesoblast’s preclinical and clinical studies in CLBP; Mesoblast and its collaborators’ ability to advance product candidates into, enroll and successfully complete, clinical studies; the timing or likelihood of regulatory filings and approvals for CLBP; and the pricing and reimbursement of Mesoblast and its collaborators’ product candidates, if approved. You should read this press release together with Mesoblast’s risk factors, in Mesoblast’s most recently filed reports with the SEC or on Mesoblast’s website.

Uncertainties and risks that may cause Mesoblast’s actual results, performance or achievements to be materially different from those which may be expressed or implied by such statements, and accordingly, you should not place undue reliance on these forward-looking statements. Mesoblast does not undertake any obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Štěpán Kráčala, Head Global Communications, Julie Meldrum, Global Head Corporate

Grünenthal	Communications, Mesoblast
Tel.: +49 241 569-1335	Tel.: +61 3 9639 6036
Stepan.Kracala@grunenthal.com	julie.meldrum@mesoblast.com

Grünenthal GmbH, 52099 Aachen, Germany Melbourne, Australia

Kerstin Nacken, Head Editorial Management & Schond Greenway, Investor Relations,

Media Relations, Grünenthal	Mesoblast
Tel.: +49 241 569-2710	Tel: +1 212 880 2060
Kerstin.Nacken@grunenthal.com	schond.greenway@mesoblast.com

Grünenthal GmbH, 52099 Aachen, Germany New York, USA

# # #

EXHIBIT 14.12.3

THE GRÜNENTHAL BUSINESS PARTNER CODE OF CONDUCT

Code of Conduct for Griinenthal's Business Partners

Yes Al. and our Business Partners should too.
So. I understand that we should act lawfully and respectfully'

Maximise business.

Minimise risk.	GIIIINENTHAL

Introducing the
Code of Conduct
for GrOnenthars
Business Partners

Grunenthal is committed to conducting its global
business in compliance with all applicable laws and
regulations, acting in line with the highest ethical
standards and treating others with respect and integrity.

Our Business Partners are expected to act in the
same manner. This Code of Conduct ("Code") does
not constitute an exhaustive list of the applicable
legal frameworks our business partners need to
adhere to, but is intended to emphasise the most
important topics for the Gronenthal Group.

2

Code of Conduct for GrUnenthal's Business Partners

Expectations	Integrity

Grunenthal firmly demands from all of its worldwide suppliers, distributors. reselle's, sales agents, consultants and other business partners (each, a 'Business Partner' and together, the 'Business Partners') to carefully read this Code and to comply with it. Grunenthal will take appropriate action as soon as it becomes aware of any alleged or actual infringements. All Bus ness Partners must ensure contractually and factually that their sub-suppliers and sub-contractors are bound by. and adhere to. the same obligations laid out in this Code.

Business Partners are expected and encouraged to contact Granenthars Complance Organisation with any questions or concerns in connection with this Code. Communication may also be conducted on an anonymcus basis via email:

We expect all Business Partners to act with integrity and to comply with all applicable laws and regulations when undertaking business with and on behalf of Grunenthal. Business Partners must respect the applicable laws and regulatory framework and obtain and maintain the necessary documents such as admissions, certificates and approvals from local authorities.

All employees of a Business Partner should be encouraged to report concerns or illegal activates in the workplace and any such reports must be without any threat by the Business Partners of reprisal, intimidation or harassment. Business Partners shall investigate and take corrective action if needed.

Health and safety

Griinenthal has a systematic approach to health and safety. Grunenthal expects all of its Business Partners to also ensure compliance with the most recent standard, by implementing a sound internal management and reporting system to protect the life and health of its employees. neighbours and the environment.

Or our Ethics Helpline:

3

Respect and fairness Grunenthal expects all of its Business Partners to treat its employees and all persons acting on its behalf in line with the highest ethical standards. All international and national conventions and laws in the area of fundamental rights must be adhered to. Business Partners must provide a workplace free of harassment and discrimination for reasons such as gender, race, nationality, age, religion, sexual orientation, gender identity, physical appearance, social origin, disability, union membership, family status or political opinions. They declare that they are not employing under-aged persons in their workforce in accordance with local and international regulations and international treaties regarding child labour. GRUNENTHAL 0 0 0 0

Code of Conduct for GrUnenthal's Business Partners

Protection of assets and confidentiality	Conflicts of interest

All Business Partners and all subcontractors and/or individuals acting on their behalf must respect GrOnenthal's assets, business-related information and intellectual property rights. They must treat all information received in the course of the business relationship as strictly confidential to the extent that such information is not already publicly known or legally available to third parties. Also. Business Partners are expected to protect confidential information against unauthorised access and use and destroy or return it to Gninenthal once it is no longer needed in the business relationship.

All Business Partners, and all subcontractors and/or individuals acting on their behalf must avoid conflicts of interest with respect to:

•       their private activities.

•       entities in which they, their close relatives or associates have financial or commercial interest

•       their business activities with other parties and their part in the business relationship with Gninenthal.

Existing conflicts of interest must be immediately disclosed to Grunenthal.

Anti-Corruption and compliance	Fair competition

All forms of corruption are strictly prohbited: Le. the direct or indirect offer. granting or acceptance of illegitimate advantages to generate, maintain or accelerate business. including facilitation payments. All Business Partners must ensure that no advantages are exchanged in the course of their business relationships. Business Partners may only provide lawful• adequate. documented and transparent remuneration, gifts, hospitality sponsoring and donations. Special diligence and stricter internal controls must be undertaken when interacting with public officials.

Grunenthal expects its Business Partners to install adequate internal measures for the prevention of business-related crimes and administrative offences. depending on the Business Partner's risk exposure, size and financial resources.

All Business Partners and all subcontractors and/or individuals acting on their behalf need to adhere to the applicable antitrust and competition laws to ensure fair competition. No Business Partner may. directly or indirectly, enter into any illegal agreements with its competitors nor may a Business Partner exchange sensitive information; e.g. regarding markets. customers, strategies. prices and the like. All Business Partners and all persons acting on their behalf may participate in public tenders and private sector bidding procedures only when they strictly follow the applicable laws and regulations of the tendering organisation

Accurate books. records and tax declarations

Business Partners are required to keep accurate books and records, as well as declaring all tax-relevant matters truthfully. These are indispensable parts of running a lawful and transparent business in a sustainable way. Grunenthal expects all of its Business Partners to be reliable market players and to act with the highest diligence in this respect.

5

Customs duties and export controls/sanctions	Duty to report

All Business Partners must ensure that they have their customs affairs handled by competent personnel and comply with all applicable customs duties. Business Partners must constantly monitor :he most recent developments to ensure that current export control and sanction regulations are strictly followed.

All Business Partners must report any suspicions of a material breach of any obligation arising in connection with this Code. including in relation to its own sub-suppliers and sub-contractors to their GrOnenthal business contact or to the Grunenthal Compliance Organisation.

Environment

Business Partners must comply wilt all applicable environmental regulations. All required environmental permits. licenses. information registrations and restrictions must be obtained. maintained and their operational and reporting requirements followed.

Business Partners must have systems

in place to ensure a responsible and sustainable use of the natural rescurces and the safe handling, movement, storage. recycling, reuse, or management of waste. air emissions and wastewater discharges.

My waatc, waatcwotcr or cmiaaiona with the potential to adversely impact human or environmental health shall be appropriately managed, controlled and treated prior to releasing it into the environment. Employees must be protected from overexposure to cnemical, biological and physical hazards.

Audit rights

GrOnenthal has the right to audit

Business Partners and have access to all relevant documents with respect to the obligations of a Business Partner under this Code. Grunenthal will inform the Business Partner on date. time, location and modalities of the audit beforehand. taking due care of the Business Partner's commercial interest.

GrOnenthal reserves the right to have any such audit conducted by an independent third party. Costs of the audit will be borne by the Business Partner if the suspicions of a material breach of this Code turn out :o be well-founded.

Termination right and damages

If there is a material breach of this Code by any Business Partner. Grunenthal has the right to terminate the business relationship with that Business Partner without notice and with immediate effect. GrOnenthal, at its sole discretion. may (a) give a Business Partner a written warning of its intention to make use of this termination right ten days prior to exercising its termination right; and (b) alow the Business Partner to issue a written statement on the matter in question, wlich may be considered by Grunenthal.

Grunenthal is entitled to recover all damages that arise as a consequence of exercising this termination right and every breach of this Code.

Data protection

All Business Partners must strictly adhere to all applicable data protection laws when collecting, processing, storing or otherwise handling personal data of their cwn employees, of their customers. suppliers, business partners and other data subjects.

6

Code of Conduct for GrUnenthal's Business Partners

We hereby acknowledge on behalf of the Business Partner that it recognises all obligations arising out of or in connection with this Code of Conduct and that it will comply with it as long as the business relationship lasts.

Place, date

Authorised signatory and company stamp

Authorised signatory (if applicable) and company stamp

7

...-(.1.-- GRIJN E NT HAL	Grimenthal GmbH. 52099 Aachen, Germany